EXHIBIT 10.31
EXECUTION VERSION

PURCHASE AGREEMENT
BY AND BETWEEN
THE ENTITY SET FORTH UNDER THE HEADING “PURCHASER”
ON THE SIGNATURE PAGES HERETO
AND
EACH OF THE ENTITIES SET FORTH UNDER THE HEADING “SELLERS”
ON THE SIGNATURE PAGES HERETO
November 18, 2013

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LIST OF EXHIBITS AND SCHEDULES
Exhibit A        Facilities
Exhibit B        Purchase Price Allocation
Exhibit 9.2(a)(ii)    Form of Bill of Sale
Exhibit 9.2(a)(iii)    Form of Assignment and Assumption of Other Property
Exhibit 9.2(a)(v)    Form of FIRPTA Certificate
Exhibit 9.2(a)(vii)     Form of Seller Certificate
Exhibit 9.2(a)(xii)    Form of Master Lease
Exhibit 9.2(a)(xiii)    Form of Assignment of Membership Interests
Exhibit 9.2(b)(ii)    Form of Purchaser Certificate
Schedule 1        Required Approvals
Schedule 2.3        Permits and Licenses
Schedule 2.4        Governmental Approvals
Schedule 2.9        Real Estate Matters
Schedule 2.11 (a)    Environmental Matters
Schedule 2.11(b)    Hazardous Substances Storage
Schedule 2.11(c)    CERLCIS
Schedule 2.11(d)    Hazardous Substance Release
Schedule 2.12        Legal Proceedings
Schedule 2.15        Insurance
Schedule 2.16        Brokers

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INDEX OF DEFINED TERMS
As used herein the following terms shall have the meanings indicated below:

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with or by such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Ancillary Assets” shall have the meaning set forth in Section 1.1(b).

“Applicable Laws” shall mean all statutes, laws, ordinances, rules, regulations, requirements, judgments, orders and decrees of any Governmental Authority applicable to Sellers, Purchaser, and/or the Assets, including applicable zoning, building, safety and environmental laws, ordinances and codes and other federal, state and municipal requirements.

“Approvals” shall mean (i) all waivers, permits, consents, approvals or other authorizations from Governmental Authorities or third parties including joint venture partners, and (ii) all registrations, filings and notices with or to Governmental Authorities or third parties, in each case, as are required for Sellers to consummate the transactions contemplated by this Agreement.

“Assets” shall have the meaning set forth in Section 1.1(a).

“Assigned Records” shall have the meaning set forth in Section 1.1(a)(v).

“Assumed Liabilities” shall have the meaning set forth in Section 1.6.

“Break Up Fee” shall mean Seven Million Five Hundred Thousand Dollars ($7,500,000).

“Books and Records” shall have the meaning set forth in Section 1.1(a)(vi).

“Business” shall have the meaning set forth in the recitals.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks are authorized to be closed in the State of New York. Time is of the essence with respect to all terms, provisions, covenants and conditions contained in this Agreement.
“Casualty Event” shall mean damage or loss to or destruction by fire or other casualty of any one or more of the Facilities, the costs of repair for which are reasonably estimated to exceed Ten Million Dollars ($10,000,000) in the aggregate.
“Closing” shall have the meaning set forth in Section 1.2.
“Closing Date” shall have the meaning set forth in Section 1.2.

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“Closing Statement” shall have the meaning set forth in Section 9.2(a)(ix).
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Common Products” shall have the meaning set forth in Section 2.11(b).
“Confidential Information” shall mean all non-public, proprietary or confidential information that any Party obtains from the other in connection with, or pursuant to, this Agreement.
“Contracts” shall have the meaning set forth in Section 1.1(b)(vi).
“Copied Records” shall have the meaning set forth in Section 1.1(a)(vi).
“Data Site” shall mean the data site created by Sellers at http://holidayretirement.firmex containing information related to the Assets.
“Disclosure Schedules” shall have the meaning set forth in Article II.
“Effective Date” shall have the meaning set forth in the preamble.
“Environmental Laws” shall have the meaning set forth in Section 2.11.
“Excluded Assets” shall have the meaning set forth in Section 1.1(b).
“Excluded Documents” shall have the meaning set forth in Section 1.1(b)(iii).
“Excluded Liabilities” shall have the meaning set forth in Section 1.7.
“Excluded Provisions” shall have the meaning set forth in Section 4.8.
“Facility” or “Facilities” shall have the meaning set forth in the recitals.
“Facility Balance Sheets and Income Statements” shall have the meaning set forth in Section 2.5.
“Facility Material Adverse Effect” shall mean, with respect to any Facility, any event, occurrence, change or effect that is, or is reasonably likely in the future to be, individually or in the aggregate materially adverse to the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), rights, obligations or assets of such Facility; provided, however, that a Facility Material Adverse Effect shall not include any event, change or effect arising out of or relating to (i) general political, economic or financial market conditions (or changes in such conditions), (ii) changes generally affecting the industries in which such Facility operates, (iii) any change in Applicable Law or interpretations thereof by a Governmental Authority thereof or any change in GAAP or other accounting principles or requirements, (iv) any natural disaster, epidemic, acts of terrorism, sabotage or war, including any escalation or general worsening of any such events, changes or events, (v) the execution, delivery or announcement of this Agreement if done in accordance with the terms of this Agreement (including as to the identity of the Purchaser) or the pendency or consummation of the transactions contemplated hereunder, including any losses or threatened losses of employees,

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customers, suppliers, distributors or others having relationships with the Sellers and their Affiliates, (vi) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the Effective Date, (vii) compliance with the terms of, or the taking of any action permitted or required by, this Agreement or with the prior written consent or at the direction of the Purchaser (or any action not taken as a result of a failure of the Purchaser to consent to an action otherwise requiring the Purchaser’s consent) or (viii) any of the items listed in the Disclosure Schedules.
“Financial Statements” shall have the meaning set forth in Section 1.1(a)(vi).
“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence having jurisdiction over any Seller, any of the Assets, or Purchaser, as applicable.
“Hazardous Substance” shall have the meaning set forth in Section 2.11.
“Immaterial Taking” shall mean any condemnation or taking by any Governmental Authority with respect to one or more Facilities other than a condemnation or taking which renders such Facility or Facilities less than a functional structure in all material respects within which to continue to operate the Business thereon and the portion of the Purchase Price allocated to such Facility or Facilities pursuant to Section 1.7 of this Agreement is in excess of Ten Million Dollars ($10,000,000).
“Improvements” shall mean, collectively, the Seller Improvements.
“Indebtedness” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money (including the principal amount thereof, any accrued interest thereon and any prepayment premiums or termination fees with respect thereto), for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person is liable, (b) all unfunded amounts under a loan agreement, letter of credit (unless secured in full by cash), or other credit facility for which such Person would be liable or subject, if such amounts were advanced under the credit facility, (c) any indebtedness arising under any capital lease, conditional sales contract and other similar title retention instrument, whether short term or long term, (d) all liabilities, including judgments, secured by any Liens on any of the Assets, (e) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect the Seller against fluctuations in interest rates, (f) any indebtedness evidenced by any note, bond, debenture mortgage or other debt instrument or debt security, (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (f), and (h) all indebtedness referred to in the foregoing clauses (a) through (g) which is directly or indirectly guaranteed by any Seller or that is secured by the Assets.
“Inspection Period” means the period beginning on the Effective Date and ending at 6:00 p.m. ET on the seven (7) day anniversary of the Effective Date.
“Indemnified Party” shall have the meaning set forth in Section 7.3(b).

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“Indemnifying Party” shall have the meaning set forth in Section 7.3(b).
“Initial Surveys” shall have the meaning set forth in Section 4.4(a).
“Initial Title Commitments” shall have the meaning set forth in Section 4.4(a).
“Inventory” shall have the meaning set forth in Section 1.1(b)(x).
“Land” shall mean, collectively, the Seller Land.
“Leases” shall have the meaning set forth in Section 1.1(b)(v).
“Legal Proceedings” shall have the meaning set forth in Section 2.12.
“License” or “Licenses” shall have the meaning set forth in Section 2.3.
“Lien” shall mean any lien, claim, charge, encumbrance, security interest, mortgage, pledge, easement, or conditional sale or other title retention contract.
“Manager” shall mean Harvest Management Sub LLC.
“Master Lease” shall have the meaning set forth in Section 9.2(a)(xii).
“Master Tenant” shall have the meaning set forth in Section 9.2(a)(xii).
“Monetary Lien Condition” shall mean the removal of any and all Liens securing the Outstanding Debt.
“Myrtle Beach Fee Owner” shall mean Myrtle Beach Retirement Residence LLC.
“Myrtle Beach Seller” shall mean Harvest Managing Member II, LLC and Harvest Mezzanine II LLC.
“Myrtle Beach Fee Owner Assets” shall have the meaning set forth in Section 4.8.
“New Manager” shall mean Holiday AL Management Sub LLC.
“New Title Matter” shall have the meaning set forth in Section 4.4(b).
“OFAC” shall have the meaning set forth in Section 2.17.
“Other Property” shall have the meaning set forth in Section 1.1(a)(iii).
“Outside Date” shall mean December 31, 2013.
“Outstanding Debt” means indebtedness evidenced by the following agreement: Loan Agreement (as amended, restated, supplemented or modified from time to time), dated as of February 28, 2007, by and among the borrowers identified therein and Citigroup Global Markets

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Realty Corp., and Goldman Sachs Commercial Mortgage Capital, L.P., as succeeded by Fannie Mae, in the original principal amount of $1,756,094,352.47.
“Outdated Initial Surveys” shall have the meaning set forth in Section 4.4(b)
“Party” or “Parties” shall have the meaning set forth in the preamble.
“Permitted Liens” shall have the meaning set forth in Section 4.4(b).
“Person” shall mean an individual, partnership, joint venture, corporation, trust, estate, association, Governmental Authority or other legal entity.
“Personal Property” shall have the meaning set forth in Section 1.1(a)(iv).
“Proprietary Software” shall have the meaning set forth in Section 1.1(b)(ix).
“Purchase Price” shall have the meaning set forth in Section 1.3.
“Purchaser” shall have the meaning set forth in the preamble.
“Purchaser Basket” shall have the meaning set forth in Section 7.2(b).
“Purchaser Certificate” shall have the meaning set forth in Section 9.2(b)(ii).
“Purchaser Documents” shall have the meaning set forth in Section 9.2(b).
“Purchaser Indemnified Losses” shall have the meaning set forth in Section 7.1(a).
“Purchaser Indemnified Parties” shall have the meaning set forth in Section 7.1(a).
“Purchaser Knowledge Individuals” shall have the meaning set forth in Article III.
“Purchaser Material Adverse Effect” shall mean, with respect to the Purchaser, a material adverse effect on the ability of the Purchaser to timely perform its obligations hereunder or under any Purchaser Documents or to timely consummate the transactions contemplated by this Agreement.
“Purchaser Representative” shall have the meaning set forth in Section 4.3(b).
“Purchaser’s Expenses” shall mean all actual out-of-pocket costs and expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement, including, without limitation, due diligence expenses, legal expenses, and expenses in connection with preparations for Closing, but, excluding any hedging costs; provided however, Purchaser’s Expenses, for which the Sellers may have a reimbursement obligation hereunder, shall not include any underwriting fees, discounts, commissions or similar expenses incurred in connection with any equity offering or debt financing.
“Purchaser’s Knowledge” shall have the meaning set forth in Article III.

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“Required Approvals” shall mean those Approvals listed on Schedule 1.
“Reimbursement Cap” shall mean Seven Hundred and Fifty Thousand Dollars ($750,000).
“Resident Records” shall have the meaning set forth in Section 1.1(b)(viii).
“Section 4.3 Indemnified Parties” shall have the meaning set forth in Section 4.3(b).
“Seller” or “Sellers” shall have the meaning set forth in the preamble.
“Seller Basket” shall have the meaning set forth in Section 7.1(b).
“Seller Certificate” shall have the meaning set forth in Section 9.2(a)(vii).
“Seller Documents” shall have the meaning set forth in Section 9.2(a).
“Seller Improvements” shall have the meaning set forth in Section 1.1(a)(i).
“Seller Indemnified Losses” shall have the meaning set forth in Section 7.2(a).
“Seller Indemnified Parties” shall have the meaning set forth in Section 7.2(a).
“Seller Knowledge Individuals” shall have the meaning set forth in Article II.
“Seller Land” shall have the meaning set forth in Section 1.1(a)(i).
“Seller Material Adverse Effect” shall mean any event, occurrence, change or effect that is, or is reasonably likely in the future to be, individually or in the aggregate materially adverse to the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), rights, obligations or assets of the Facilities or the Business, in each case taken as a whole; provided, however, that a Seller Material Adverse Effect shall not include any event, change or effect arising out of or relating to (i) general political, economic or financial market conditions (or changes in such conditions), (ii) changes generally affecting the industries in which the Facilities operate, (iii) any change in Applicable Law or interpretations thereof by a Governmental Authority or any change in GAAP or other accounting principles or requirements, (iv) any natural disaster, epidemic, acts of terrorism, sabotage or war, including any escalation or general worsening of any such events, changes or events, (v) the execution, delivery or announcement of this Agreement if done in accordance with the terms of this Agreement (including as to the identity of the Purchaser) or the pendency or consummation of the transactions contemplated hereunder, including any losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Sellers and their Affiliates, (vi) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the Effective Date, (vii) compliance with the terms of, or the taking of any action permitted or required by, this Agreement or with the prior written consent or at the direction of the Purchaser (or any action not taken as a result of a failure of the Purchaser to consent to an action otherwise requiring the Purchaser’s consent) or (viii) any of the items listed in the Disclosure Schedules.

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“Seller Real Property” shall have the meaning set forth in Section 1.1(a)(ii).
“Seller Representations” shall have the meaning set forth in Article II.
“Seller Response Period” shall have the meaning set forth in Section 4.4(b).
“Sellers’ Knowledge” shall have the meaning set forth in Article II.
“Survival Period” shall have the meaning set forth in Section 7.4(a).
“Surviving Obligations” shall mean those obligations which expressly survive termination of this Agreement or the Closing, as applicable.
“Title Company” shall have the meaning set forth in Section 4.4(a).
“Title Matters” shall have the meaning set forth in Section 4.4(b).
“Title Objection Notice” shall have the meaning set forth in Section 4.4(b).
“Title Objection Response Notice” shall have the meaning set forth in Section 4.4(b).
“Title Policy” or “Title Policies” shall have the meaning set forth in Section 4.4(c).
“Transfer Taxes” shall have the meaning set forth in Section 9.4(a).
“Unsatisfied Party” shall have the meaning set forth in Section 8.4.
“Updated Report” shall have the meaning set forth in Section 4.7.
“Yardley Fee Owner” shall mean Voorhees Retirement Residence LLC.
“Yardley Seller” shall mean Harvest Managing Member II, LLC and Harvest Mezzanine II LLC.
“Yardley Fee Owner Assets” shall have the meaning set forth in Section 4.8.
“Work Product” shall have the meaning set forth in Section 1.1(a)(iii).

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PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (this “Agreement”), dated as of this 18th day of November, 2013 (the “Effective Date”), is made and entered into by and among the entity set forth under the heading “Purchaser” on the signature pages hereto (the “Purchaser”), each entity set forth under the heading “Seller” on the signature pages hereto (individually a “Seller” and, together, the “Sellers”). Each entity comprising the Sellers and the Purchaser is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
A.    Each Seller is in the business (the “Business”) of owning, operating and maintaining the senior living facility identified next to such Seller’s name, on Schedule 2.9 (each such facility, a “Facility” and, collectively, the “Facilities”).
B.     The Purchaser desires to purchase and acquire from the Sellers, and the Sellers desire to sell and transfer to the Purchaser, all of the Assets (as defined herein), on the terms and conditions set forth in this Agreement.
Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.
ARTICLE I

PURCHASE AND SALE
Section 1.1    Transfer.
(a)    For the consideration hereinafter provided, in accordance with the terms and subject to the conditions in this Agreement, at the Closing the Sellers shall sell, convey, transfer and assign to the Purchaser, and the Purchaser shall purchase and acquire from the Sellers, free and clear of all Liens, other than Permitted Liens, the Sellers’ right, title and interest in and to, the following (specifically excluding the Excluded Assets, hereinafter collectively referred to as the “Assets”):
(i)    the land, as more particularly described in Exhibit A (collectively, the “Seller Land”), and all buildings, structures, fixtures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Seller Land (collectively, the “Seller Improvements”);
(ii)     all easements, rights-of-way, rights of ingress and egress, strips, zones, licenses, transferable hereditaments, privileges, tenements and appurtenances in any way belonging to or appertaining to the Seller Land or the Seller Improvements, and any right or interest in any open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, across, in front of, contiguous to, abutting or adjoining the Seller Land (collectively with the Seller Land and the Seller Improvements, the “Seller Real Property”);

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(iii)    (A) to the extent any Seller’s interest is assignable pursuant to Applicable Law and to the extent the Purchaser in its sole discretion elects to assume the same, all licenses, permits, approvals, entitlements, land use applications, land use permits and approvals, other operating permits and other governmental authorizations (including certificates of occupancy) issued by any Governmental Authority for the benefit of the Seller Real Property in connection with the ownership, operation, planning, development, use or maintenance of any Seller Real Property and the Business, as applicable, that an operator of a Facility would not be required to maintain in its own name but which may be held by the owner of the Seller Real Property separate and apart from those permits required to be maintained in the name of the operator of a Facility under Applicable Law, (B) all rights and work product under outstanding construction, service, consulting, engineering, architectural, design and construction agreements relating exclusively to the Seller Real Property (the “Work Product”), (C) to the extent assignable, all construction warranties, manufacturers’ warranties and other warranties applicable to the Seller Real Property or the Business, and (D) all development rights related to any portion of any Seller Real Property (collectively, the “Other Property”);
(iv)    all furniture, appliances, equipment, fixtures, and other tangible personal property owned by the Sellers and which is used by the Sellers in connection with the Business (collectively, and together with the Inventory, the “Personal Property”);
(v)    except for the Excluded Documents, the following documents that relate exclusively to the Seller Real Property: (A) third party reports and studies (excluding appraisals), land surveys, structural reviews, environmental assessments or audits, architectural drawings and engineering, geophysical, soils, seismic, geologic, environmental (including with respect to the impact of materials used in the construction or renovation of the Improvements) and architectural reports, studies and certificates pertaining to the Seller Real Property, and (B) building designs ((A) and (B) collectively, the “Assigned Records”);
(vi)    copies of the following records (the parties agreeing that the originals and all other rights associated therewith shall be retained by the Sellers): (A) accounting records, including billing records and invoices, (B) regulatory surveys and reports and incident tracking reports and (C) all financial statements and other accounting, tax, financial and other books and records, in each case, relating exclusively to the use, maintenance and operation of the Seller Real Property and any Facility and/or the Business (collectively, the “Financial Statements”), but excluding any Excluded Documents (collectively, the “Copied Records,” and, together with the Assigned Records, the “Books and Records”); and
(vii)    one hundred percent (100%) of the membership interests in the Myrtle Beach Fee Owner and the Yardley Fee Owner.
(b)    Notwithstanding anything to the contrary contained herein, no Seller shall sell, assign, transfer, convey or deliver to the Purchaser, and the Purchaser shall not purchase, and the Assets shall not include any of the Sellers’ right, title and interest in the following items (collectively, the “Excluded Assets”):

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(i)    any bank accounts, cash, cash equivalents, securities and accounts receivable, prepaid accounts, deposits and advance payments made by the Sellers and held by third parties with respect to any of the Assets or the Business, real estate tax, insurance, maintenance, replacement and other escrows, reserves and impounds held in connection with any loans and any causes of action (but only to the extent such causes of action relate to periods prior to the Closing);
(ii)    refunds, rebates and dividends paid in respect of insurance premiums paid by the Sellers relating to periods prior to the Closing Date, and refunds and additional recoveries by or payments to the Sellers from any Person for services, goods or supplies which were provided by such Person to the Sellers prior to the Closing Date;
(iii)    the following books and records: income tax returns and records, minute books and other books and records relating solely to the corporate or similar governance of each Seller as a legal entity (collectively, the “Excluded Documents”);
(iv)    originals of the Copied Records;
(v)    all leases of all machinery, equipment and other tangible property leased to any Sellers which are used exclusively at the Seller Real Property and all leases of any portion of each Facility by any Sellers to any third party other than a resident (the “Leases”);
(vi)    the agreements and contracts entered into in connection with the operation of each Facility by the Sellers, Manager or certain affiliates thereof, as applicable (the “Contracts”);
(vii)    the residency agreements together with any leads regarding prospective residents;
(viii)    all records and reports relating to residents at the Facilities, (collectively, the “Resident Records”);
(ix)    all licensed software and proprietary software (the “Proprietary Software”) used in the operation of the Facilities;
(x)    all materials, supplies, inventory, consumables, perishable and nonperishable food products, and other similar tangible property used exclusively in connection with the Business and located on the Seller Real Property (collectively, the “Inventory”);
(xi)    all motor vehicles used by the Sellers in connection with the Business; and
(xii)    the trademarks, trade names, service marks, web addresses and telephone numbers used in connection with the Assets.

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Notwithstanding anything to the contrary contained in this Agreement, any correspondence and/or communications between counsel, on the one hand, and the Sellers whether or not covered by attorney-client privilege, and whether or not related to the transactions contemplated by this Agreement shall remain the property of the Sellers and the Sellers shall have no obligation to deliver the same to the Purchaser.
Purchaser and each Seller agree that, upon entry into the Master Lease, all property, assets, contracts and permits necessary for the operation of the Assets consistent with past practice that are owned or controlled by the Sellers immediately prior to the Closing, including, without limitation, the Contracts, the Leases and residency agreements (the “Ancillary Assets”), shall be leased, assigned, licensed or otherwise made available to Master Tenant pursuant to the terms of the Master Lease. In connection therewith, Purchaser hereby directs the Sellers to, upon the Closing, assign all Ancillary Assets owned or leased by Sellers after taking into account the transactions described herein, excluding the Work Product (which Work Product shall be licensed to the Master Tenant pursuant to the Master Lease), to Master Tenant, for and on behalf of Purchaser.
Section 1.2    Closing.
(a)    Unless this Agreement shall have been terminated pursuant to Article X, the closing of the transactions contemplated herein (the “Closing”) shall occur on December 20, 2013 or as soon as possible thereafter. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. The Closing hereunder shall be deemed to be effective as of 11:59 p.m. (ET) on the Closing Date.
(b)    If the Purchaser does not obtain equity or debt financing for the acquisition of the Assets on or prior to December 20, 2013, the Purchaser, at its option, may extend the Closing up to and including the Outside Date by delivering written notice thereof to the Sellers on or prior to such date, provided that, in no event may the Purchaser extend the Closing beyond the Outside Date (except as provided pursuant to Section 4.4(b)).
(c)    If the Sellers do not satisfy the Monetary Lien Condition on or prior to December 20, 2013, the Sellers, at their option, may extend the Closing up to and including the Outside Date by delivering written notice thereof to the Purchaser on or prior to such date, provided that, in no event may the Sellers extend the Closing beyond the Outside Date (except as provided pursuant to Section 4.4(b)).
(d)    Notwithstanding anything to the contrary contained herein, if the Purchaser elects to extend the date of Closing pursuant to Section 1.2(b), any closing condition that was satisfied as of December 20, 2013 shall be deemed satisfied as of the extended closing date (notwithstanding any change of circumstance that would result in the failure of such condition).
Section 1.3    Purchase Price. The aggregate purchase price for the Assets shall be Four Hundred Ninety One Million Dollars ($491,000,000) (the “Purchase Price”), subject to the prorations and further adjustments as provided for in this Agreement.
Section 1.4    Reserved.

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Section 1.5    Payment of Purchase Price. At the Closing, the Purchaser shall pay to Sellers the Purchase Price adjusted for any credits and additions for the benefit of the Purchaser and/or the Sellers as specified in Article IX. The Purchase Price, as adjusted per the foregoing sentence, shall be paid by wire transfer of immediately available federal funds to the Title Company and such funds shall then be disbursed to or for the benefit of the Sellers in accordance with the Closing Statement.
Section 1.6    Assumed Liabilities. From and after the Closing, the Purchaser shall assume and thereafter pay, perform or otherwise discharge, as and when the same shall become due and payable, subject to the terms and conditions of the Master Lease, all liabilities and all obligations arising out of or related to periods from and after the Closing, or as otherwise expressly set forth herein, with respect to all of the Assets (the “Assumed Liabilities”).
Section 1.7    Excluded Liabilities. “Excluded Liabilities” shall mean (i) any obligation or liability accruing, arising out of, or relating to acts or omissions of any Person in connection with the Assets, the Excluded Assets, the Facilities or the operation of the Business, in each case, prior to the Closing, (ii) any Indebtedness of any Seller, (iii) any obligation or liability accruing, arising out of, or relating to any of the Leases or Contracts for the period, in each case, prior to the Closing, (iv) any obligation or liability for any federal, state or local taxes, whether or not accrued, assessed or currently due and payable, related to the Assets, the Facilities or the Business for the period, in each case, prior to the Closing, (v) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of any Seller, any of their respective Affiliates or any of their respective directors, officers, employees and agents claims to violate any Applicable Laws, (vi) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations, claims or actions with respect to acts or omissions (or suspected or alleged acts or omissions) of any Seller, their respective Affiliates or any of their respective employees, agents, or vendors, (vii) any other obligation or liability, fixed or contingent, known or unknown, relating to or arising out of the ownership, operation or use of the Assets or the Facilities, or the operation of the Business, in each case, prior to Closing, (viii) any liability or obligation of the Sellers or its affiliates that is not an Assumed Liability; and (ix) any liability related to the Myrtle Beach Fee Owner or the Yardley Fee Owner, including, without limitation, all liabilities relating to (i) the ownership or operation of the Myrtle Beach Facility or the Yardley Commons Facility, in each case, relating to the period on or prior to the Closing, or (ii) the execution and delivery of the documents described in Section 9.2(a)(xiii) at the Closing.
Section 1.8    Allocation of Purchase Price. Sellers and the Purchaser agree that the Purchase Price shall be allocated among the Assets at the Closing as provided and as described in the allocation statement attached hereto as Exhibit B, which Exhibit B shall show the aggregate amount of the Purchase Price being allocated to each Facility. Within forty five (45) days following the Closing Date (or such other time period as reasonably agreed by Purchaser and Sellers), the Parties will mutually agree on the amount of the Purchase Price allocated to the Personal Property. The Sellers shall timely and properly prepare, execute (with the Purchaser, as required), file and deliver all such documents, forms and other information as the Purchaser may reasonably request to prepare and determine such allocation. Each Party hereby covenants and agrees (i) to timely file all forms (including IRS Form 8594) and tax returns required to be filed in connection with such allocation and (ii) to take no position on any income tax return or form,

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before any governmental agency charged with the collection of any income tax, in any judicial proceeding or otherwise with any Governmental Authority that is any way inconsistent with the terms of this Section 1.7, unless otherwise required by Applicable Law.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
The disclosure schedules attached hereto (the “Disclosure Schedules”) are arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement to which such sections and subsections of the Disclosure Schedules relate. Notwithstanding the foregoing, information disclosed in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed with respect to all other sections or subsections of this Agreement. An exception to a representation or warranty in this Article II set forth in the Disclosure Schedules effectively modifies the corresponding representation or warranty in this Article II, notwithstanding whether such representation and warranty specifically references the Disclosure Schedules. Any fact or item disclosed in any section of the Disclosure Schedules shall not be deemed, solely by reason of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. In connection with the remaking of representations and warranties as of the Closing (but not as to representations and warranties made as of the Effective Date), Sellers shall be permitted to update the Disclosure Schedules to accurately reflect the current state of matters as of the Closing.
Notwithstanding anything to the contrary contained herein, any reference in this Agreement to “Sellers’ Knowledge,” or words of similar import, shall be deemed to refer exclusively to the matters within the actual knowledge of Kai Hsiao, Scott Shanaberger and Christopher Bouchard (“Seller Knowledge Individuals”), which individuals are the individuals in the Sellers’ organization who are most knowledgeable of the matters set forth herein. As regards any representations or warranties in this Agreement that are qualified to the extent of “Sellers’ Knowledge”, the Seller Knowledge Individuals shall have a duty of reasonable inquiry of the appropriate persons employed by the Manager into the matters which are the subject of such representations or warranties; provided that, in no event will the Seller Knowledge Individuals have any duty of reasonable inquiry with respect to persons employed at the Facility level.
The Purchaser acknowledges and agrees that neither the Sellers nor any of their representatives or agents have made, nor are they making, any representations or warranties whatsoever regarding the Assets or the subject matter of this Agreement, express or implied, except for the Seller Representations, and that the Purchaser is not relying, and has not relied, on any representations or warranties whatsoever regarding the Assets or the subject matter of this Agreement, express or implied, except for the representations and warranties in this Agreement or in the Seller Documents delivered to Purchaser at the Closing (collectively, the “Seller Representations”).
Each Seller represents and warrants, as applicable, to the Purchaser, as of the Effective Date and as of the Closing Date (unless otherwise expressly provided), that except as set forth in the Disclosure Schedules:

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Section 2.1    Organization and Qualification.
(a)    (i) Each Seller is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed with all requisite power and authority to carry on its respective business as currently being conducted and to own or lease and operate the assets it owns or leases as and in the places now owned, leased or operated, respectively; and (ii) each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, management or operation of the Facilities makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not resulted in, and would not be reasonably expected to result in, a Seller Material Adverse Effect.
Section 2.2    Authority; Binding Effect; Approvals; No Conflicts; Capitalization.
(a)    (i) Each Seller has, and at the Closing each Seller will have, the requisite limited liability company or limited partnership right, power and authority, as applicable, to execute, deliver and perform its obligations with respect to this Agreement and its Seller Documents and (ii) the execution, delivery, performance and consummation of this Agreement, the applicable Seller Documents and all of the transactions contemplated herein and therein have been duly authorized and approved by all necessary partnership or limited liability company action of each Seller, as applicable.
(b)    This Agreement and each Seller Document, upon due execution and delivery by each Seller party thereto, will constitute the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles.
(c)    The execution, delivery and performance of this Agreement and the Seller Documents by each Seller party thereto does not and will not: (i) conflict with or result in any breach or violation of the provisions of, or constitute a default under the organizational documents of any Seller, (ii) subject to obtaining the Required Approvals, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, permit, lease, indenture, contract, agreement, obligation, commitment, arrangement, understanding, instrument or other agreement or instrument, whether oral or written, to which any Seller is a party, or by which it or any of its assets are bound, or result in the termination of any such instrument or termination of any provisions in such instrument, in each case that would, individually or in the aggregate, have a Facility Material Adverse Effect; (iii) result in the creation or imposition of any Lien (other than Permitted Liens, and whether arising by contract or by operation of law) upon the Assets that would, individually or in the aggregate, have a Facility Material Adverse Effect; or (iv) violate any Applicable Law that would, individually or in the aggregate, have a Facility Material Adverse Effect.
(d)    The Myrtle Beach Seller owns 100% of the issued and outstanding membership or equity interests of the Myrtle Beach Fee Owner, free and clear of any Liens other than Permitted Liens. With respect to the Myrtle Beach Fee Owner, there are no outstanding: (i) securities convertible into or exchangeable for any membership interests or other securities of the

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Myrtle Beach Fee Owner; (ii) offers, subscriptions, options, “phantom” stock rights, stock appreciation rights, stock-based performance units, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise, including under employee benefit arrangements) entitling any Person to acquire or otherwise receive from the Myrtle Beach Fee Owner any membership interests or other securities or receive or exercise any benefits or rights similar to any rights enjoyed by or inuring to the holder of such securities of the Myrtle Beach Fee Owner; or (iii) contracts, commitments, agreements, understandings or arrangements (whether written or oral) of any kind relating to the issuance, conversion, registration, voting, sale repurchase or transfer of any membership interests or other securities of the Myrtle Beach Fee Owner, convertible or exchangeable securities, or any subscriptions, options, warrants or similar rights of the Myrtle Beach Fee Owner or granting to any Person any right to participate in the equity or income of the Myrtle Beach Fee Owner or to participate in or direct the election of any director or officer of the Myrtle Beach Fee Owner or the manner in which any membership interests or other securities of the Myrtle Beach Fee Owner are voted. There are no membership interests or other securities of the Myrtle Beach Fee Owner reserved for issuance for any purpose, or any agreement with respect to the transferability, purchase or redemption of any membership interests or other securities of the Myrtle Beach Fee Owner. The Myrtle Beach Fee Owner has not issued any membership interests or other securities in violation of any preemptive or similar rights. The Myrtle Beach Fee Owner does not, and has not since its formation, directly or indirectly (i) owned any subsidiaries, or (ii) held any equity or equity-linked interest in any Person.
(e)    The Yardley Seller owns 100% of the issued and outstanding membership or equity interests of the Yardley Fee Owner, free and clear of any Liens other than Permitted Liens. With respect to the Yardley Fee Owner, there are no outstanding: (i) securities convertible into or exchangeable for any membership interests or other securities of the Yardley Fee Owner; (ii) offers, subscriptions, options, “phantom” stock rights, stock appreciation rights, stock-based performance units, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise, including under employee benefit arrangements) entitling any Person to acquire or otherwise receive from the Yardley Fee Owner any membership interests or other securities or receive or exercise any benefits or rights similar to any rights enjoyed by or inuring to the holder of such securities of the Yardley Fee Owner; or (iii) contracts, commitments, agreements, understandings or arrangements (whether written or oral) of any kind relating to the issuance, conversion, registration, voting, sale repurchase or transfer of any membership interests or other securities of Yardley Fee Owner, convertible or exchangeable securities, or any subscriptions, options, warrants or similar rights of the Yardley Owner or granting to any Person any right to participate in the equity or income of the Yardley Fee Owner or to participate in or direct the election of any director or officer of the Yardley Fee Owner or the manner in which any membership interests or other securities of the Yardley Fee Owner are voted. There are no membership interests or other securities of the Yardley Fee Owner reserved for issuance for any purpose, or any agreement with respect to the transferability, purchase or redemption of any membership interests or other securities of the Yardley Fee Owner. The Yardley Fee Owner has not issued any membership interests or other securities in violation of any preemptive or similar rights. The Yardley Fee Owner does not, and has not since its formation, directly or indirectly (i) owned any subsidiaries, or (ii) held any equity or equity-linked interest in any Person.

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Section 2.3    Permits; Licenses. Schedule 2.3 sets forth all material permits, licenses and other authorizations issued and required by any Governmental Authority in connection with the ownership or operation of any Facility as conducted by the Sellers in accordance with past practice (each a “License”, collectively, the “Licenses”). Except as disclosed on Schedule 2.3, each License is in good standing and the Sellers have not received written notice that the Sellers are in violation of any License or any restriction, rule or regulation affecting possession and use thereof that would, individually or in the aggregate, have a Facility Material Adverse Effect.
Section 2.4    Governmental Approvals. Except as set forth in Schedule 2.4, to Sellers’ Knowledge (a) no Seller is required to submit any notice, report or other filing with any Governmental Authority in connection with its execution or delivery of this Agreement or any Seller Documents or the consummation of the transactions contemplated hereby, and (b) no consent, approval or authorization of any Governmental Authority is required to be obtained by any Seller in connection with the execution, delivery and performance of this Agreement.
Section 2.5    Financial Statements. The Sellers have provided the following financial statements with respect to each Facility in the Data Site at least five (5) days prior to the Effective Date: (i) balance sheets of each Facility as of December 31, 2011, December 31, 2012 and September 30, 2013, and (ii) income statements of each Facility for the twelve (12) month periods ended December 31, 2011 and December 31, 2012 and for the nine (9) month period ended September 30, 2013 ((i) and (ii) collectively, the “Facility Balance Sheets and Income Statements”). The Facility Balance Sheets and Income Statements are true, correct and complete in all material respects and present fairly the financial condition of each Facility as of their respective dates or for the periods indicated.
Section 2.6    Absence of Certain Changes, Events and Conditions. Since September 30, 2013, there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
Section 2.7    Title to Personal Property. Seller has good and valid title to, or interest in, all of the Personal Property owned by the Sellers.
Section 2.8    Condition and Sufficiency of Assets. The Assets, when taken together with the Ancillary Assets, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute, when taken together with the Ancillary Assets, all of the rights, property and assets necessary to conduct the Business as currently conducted.
Section 2.9    Real Property. (a) Exhibit A sets forth the complete and accurate legal description of each parcel of Seller Real Property. Schedule 2.9 sets forth an accurate street address of each parcel of Seller Real Property. The Seller Real Property is all of the real property used in or necessary for the conduct of the Business as currently conducted. With respect to each parcel of the Sellers Real Property, the Sellers have good, valid and insurable fee simple title, free and clear of all Liens, except Permitted Liens.
(b)    To Sellers’ Knowledge, Sellers have not received any written notice of (i) violations that remain pending or unresolved of building codes and/or zoning ordinances or other

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governmental or regulatory laws affecting the Seller Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Seller Real Property, (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters, or (iv) any violation that remains pending or unresolved of any Applicable Law affecting the Seller Real Property, in each case, which could reasonably be expected to have, individually or in the aggregate, a Facility Material Adverse Effect.
Section 2.10    Compliance with Laws. The Sellers have operated the Business and have maintained the Assets in compliance with all Applicable Laws in all material respects.
Section 2.11    Hazardous Substances. For purposes of this Agreement, “Environmental Laws” means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Safe Drinking Water Act 42 U.S.C. Section 300(f) et seq. and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, ordinances, rules, regulations, judgments, and orders relating or pertaining to (A) the protection, preservation or reclamation of the environment or natural resources or (B) the management, release and threatened release of Hazardous Substances. For purposes of this Agreement, “Hazardous Substance” shall mean any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a “hazardous substance,” “hazardous material,” “toxic substance,” “hazardous waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law, including all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, asbestos-containing materials in any form, and radon gas.
(a)    Except as would not reasonably be expected to result in a Facility Material Adverse Effect or except as disclosed on Schedule 2.11(a) or in any Phase I environmental report made available to the Purchaser on the Data Site: (i) to Sellers’ Knowledge the operations of Sellers with respect to the Facilities and the other Assets are and have been in compliance with all material applicable Environmental Laws; and (ii) the Sellers have not received from any Person, with respect to the Seller Real Property, any (A) written notice or claim alleging liability or a breach of any Environmental Laws or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    Except as would not reasonably be expected to result in a Facility Material Adverse Effect or except as disclosed on Schedule 2.11(b) or in any Phase I environmental report made available to Purchaser on the Data Site, to Sellers’ Knowledge, Sellers do not currently store or use any Hazardous Substances at any Seller Real Property, except for Hazardous Substances used in the ordinary course of business at any Facility, including cleaning fluids, insecticides, medicines and similar items (the “Common Products”), which Common Products have been used, transported, stored and disposed of by the Sellers in compliance, in all material respects, with all applicable Environmental Laws.

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(c)    Except as would not reasonably be expected to result in a Facility Material Adverse Effect or except as disclosed on Schedule 2.11(c) or in any Phase I environmental report made available to the Sellers on the Data Site, to Sellers’ Knowledge none of the Seller Real Property is listed on, or has been proposed for listing on, the National Priorities List or the CERCLIS pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et. seq. or any similar state list.
(d)    Except as would not reasonably be expected to result in a Facility Material Adverse Effect or except as disclosed on Schedule 2.11(d) or in any Phase I environmental report made available to the Purchaser on the Data Site, to Sellers’ Knowledge there has been no release of Hazardous Substances in contravention of Environmental Law with respect to the Seller Real Property, and the Sellers have not received any written notice of any such release which would reasonably be expected to result in a claim under Environmental Laws or a violation of Environmental Laws or a violation of the term of any License issued to Sellers pursuant to applicable Environmental Laws.
(e)    The Sellers have, prior to the Effective Date, made available to the Purchaser on the Data Site for each Facility a copy of the most recent Phase I environmental reports, none of which are dated prior to the date which is six (6) months prior to the Effective Date, other than the report for the Bay Park Facility, which is dated June 20, 2012 and for the Silver Arrow Estates Facility, which is dated October 23, 2012.
Section 2.12    No Litigation. As of the Effective Date, and except as set forth in Schedule 2.12, there are no actions, suits, claims, arbitrations, governmental investigations or other legal or administrative proceedings (“Legal Proceedings”), or any orders, decrees or judgments in progress or pending in any state or federal court, or, any other local court or other tribunal, or, to Sellers’ Knowledge, threatened against any Seller relating to the Assets or the Seller Real Property which could reasonably be expected to have a Seller Material Adverse Effect.
Section 2.13    Employees. None of the Sellers has any employees. Seller is not a party to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Sellers. To the Sellers’ Knowledge, no petitions for representation are currently filed against any Facility nor have any demands been made for recognition.
Section 2.14    ERISA. Seller does not hold any “plan assets” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended.
Section 2.15    Insurance. Schedule 2.15 contains a description of all insurance policies insuring the Facilities, as of the Effective Date. All such policies are in full force and effect, and to Sellers’ Knowledge, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and none of the Sellers has received written notice of cancellation or termination with respect to any such policies that remains pending or unresolved. The insurance policies described in Schedule 2.15 are not being assigned or transferred to the Purchaser.

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Section 2.16    Brokers and Finders. Except as set forth in Schedule 2.16, no Seller has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Closing.
Section 2.17    OFAC. Neither the Sellers nor, to the Sellers’ Knowledge, any of their respective direct equity owners nor their respective officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”), (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental regulations.
THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT WITH RESPECT TO THE SELLER REPRESENTATIONS, THE ASSETS ARE HEREBY SOLD, AND THE PURCHASER SHALL TAKE AND ACCEPT TITLE TO AND POSSESSION OF THE ASSETS ON THE CLOSING DATE, “AS IS, WHERE IS, WITH ALL FAULTS,” WITH NO RIGHT OF SET-OFF, CONTRIBUTION, COST RECOVERY OR REDUCTION IN THE PURCHASE PRICE, AND THAT, EXCEPT FOR THE SELLER REPRESENTATIONS, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER BY THE SELLERS, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY. THE PURCHASER SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT FOR THE SELLER REPRESENTATIONS, THE PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, FROM SELLER AS TO ANY MATTERS CONCERNING THE ASSETS. THE PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT (A) EXCEPT FOR THE SELLER REPRESENTATIONS, THE PURCHASER IS RELYING SOLELY UPON THEIR OWN INSPECTION OF THE ASSETS AND NOT UPON ANY REPRESENTATIONS OR WARRANTIES MADE TO THEM BY ANY PERSON WHOMSOEVER, (B) EXCEPT AS PROVIDED HEREIN, ANY REPORTS, REPAIRS, OR WORK REQUIRED BY THE PURCHASER OR PROVIDED BY THE SELLERS TO THE PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT ARE TO BE THE SOLE RESPONSIBILITY OF THE PURCHASER AND (C) EXCEPT AS PROVIDED HEREIN, THERE IS NO OBLIGATION ON THE PART OF THE SELLERS TO MAKE ANY CHANGES, ALTERATIONS, OR REPAIRS TO THE ASSETS.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Sellers, as of the Effective Date, as follows:
Section 3.1    Organization; Etc. The Purchaser is (i) duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed with all requisite power and authority to carry on its business as currently being conducted and to own or lease and operate the assets it owns or leases as and in the places now owned, leased or operated; and (ii) the Purchaser is duly qualified or licensed to do business and is in good standing in the jurisdiction in which the nature of its business or the ownership, construction, management or operation of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Purchaser Material Adverse Effect.
Section 3.2    Authority, Binding Effect.
(a)    The Purchaser has, and at the Closing the Purchaser will have, the requisite limited liability company right, power and authority, to execute, deliver and perform its obligations with respect to this Agreement and the Purchaser Documents. The execution, delivery, performance and consummation of this Agreement, the Purchaser Documents and all of the transactions contemplated herein and therein have been duly authorized and approved by all necessary limited liability action of the Purchaser.
(b)    This Agreement and the Purchaser Documents, upon due execution and delivery by the Purchaser, will constitute the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles.
(c)    The execution, delivery and performance of this Agreement and the Purchaser Documents by the Purchaser does not and will not: (i) conflict with or result in any breach or violation of the provisions of, or constitute a default under its organizational documents, (ii) violate any mortgage, deed of trust, license, permit, lease, indenture, contract, agreement, obligation, commitment, arrangement, understanding, instrument or other agreement or instrument, whether oral or written, to which the Purchaser is a party, or by which it or any of its assets are bound, or result in the termination of any such instrument or termination of any provisions in such instrument in each case that would, individually or in the aggregate, have a Purchaser Material Adverse Effect, or (ii) violate any Applicable Law.
Section 3.3    No Litigation. As of the Effective Date, the Purchaser is not a party to, or defending or subject to, any Legal Proceeding, nor, to Purchaser’s Knowledge, is any such Legal Proceeding threatened in each case, which would have a Purchaser Material Adverse Effect on the Purchaser’s ability to execute, deliver and perform this Agreement, the Purchaser Documents and any other documents and transaction contemplated hereby.

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Section 3.4    Governmental Approvals. To the Purchaser’s Knowledge, the Purchaser is not required to submit any notice, report or other filing with any Governmental Authority in connection with its execution or delivery of this Agreement or any Purchaser Document or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Authority is required to be obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement.
Section 3.5    Brokers and Finders. Except as set forth in Section 3.5, the Purchaser has not employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Closing.
Section 3.6    Available Funds. Upon the Closing, Purchaser will have immediately available to it, sufficient funds to pay the Purchase Price and all costs and expenses as required by this Agreement.
Notwithstanding anything to the contrary contained herein, any reference in this Agreement to “Purchaser’s Knowledge” or words of similar import shall be deemed to refer exclusively to matters within the actual knowledge of Justin Hutchens, Kevin Pascoe, Kristi Gaines (“Purchaser Knowledge Individuals”), which individuals are the individuals in Purchaser’s organization who are most knowledgeable of the matters set forth herein, but without any obligation to investigate or make inquiries of other Persons with respect to any of the representations and warranties contained in this Agreement. Without limiting the foregoing, Sellers acknowledges that the Purchaser Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of the Purchaser, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of the Purchaser set forth in this Agreement other than as required herein. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Purchaser Knowledge Individuals or of any other individual or entity, shall be imputed to the Purchaser Knowledge Individuals. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser’s Knowledge shall be deemed to include the information provided on the Disclosure Schedules and the Phase I environmental reports and property condition reports for the Seller Real Property posted to the Data Site on or prior to the Effective Date.
ARTICLE IV

COVENANTS OF THE SELLERS
From and after the Effective Date and, subject to earlier termination of this Agreement, until the Closing, except as otherwise consented to or approved by the Purchaser in writing, the Sellers covenant and agree as follows:
Section 4.1    Interim Operating Covenants. Except as expressly contemplated by this Agreement, the Business shall be conducted in the ordinary course of business consistent with past practice, and the Sellers shall use commercially reasonable efforts to (a) maintain the Facilities, or cause the Facilities to be maintained, in substantially their condition as of the

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Effective Date, reasonable wear and tear, and casualty and condemnation, excepted; (b) comply in all material respects with all Applicable Laws; and (c) keep in full force and effect insurance policies with substantially the same terms as existing policies.
Section 4.2    Liens. The Sellers shall not create or permit to become effective any Liens upon the Assets, other than the Permitted Liens and any other Lien arising in the ordinary course of business and consistent with past practice so long as such other Lien is removed, satisfied or otherwise bonded over at or prior to the Closing, such that such Lien is not included as an exception to a Title Policy.
Section 4.3    Inspection Rights.
(a)    The Sellers shall, upon not less than forty-eight (48) hours prior notice from the Purchaser, at reasonable business hours and subject to the rights of residents under the residency agreements, the Leases and all Applicable Laws, afford to the Purchaser reasonable access, subject to the Purchaser’s obligation to comply with this Agreement, (i) to the Seller Real Property in order to examine and inspect such Seller Real Property, including the Books and Records and (ii) to meet with the managers at the Facilities; provided, however, such access shall not include the right to meet with any residents, any tenants or any other employees of the Manager; provided, further, however, Sellers and/or their agents shall be given the opportunity and permitted to supervise all meetings, calls or other contact or communications with the Sellers’ personnel including but not limited to meetings with the managers at the Facilities.
(b)    The Purchaser shall use commercially reasonable efforts to not cause damage, loss, cost or expense to the Seller Real Property, the Facilities, the Sellers, any residents, any tenants, the Manager and its employees or any invitee at any Facility (collectively, the “Section 4.3 Indemnified Parties”). To the extent of any damage caused by the Purchaser or any agent, representative or contractor or other Person entering onto the Seller Real Property on behalf of, or at the direction of, the Purchaser (each a “Purchaser Representative”) to the Seller Real Property, any Facility or assets located thereat, the Purchaser shall promptly restore such property to its condition immediately preceding such inspections and examinations and shall keep all such property free and clear of any mechanic’s liens or materialmen’s liens arising as a result such inspections and investigations (and promptly cause, at the Purchaser’s sole cost and expense, the removal of any such mechanic’s liens or materialmen’s liens). The Purchaser shall indemnify, defend, and hold harmless for, from, and against any and all claims, liabilities costs and/or expenses incurred by any such Section 4.3 Indemnified Party in connection with, or as a result of, the entry of any Purchaser Representative onto the Seller Real Property or resulting from the action or inaction of any of the Purchaser Representatives while at the Seller Real Property prior to the Closing Date including, costs and expenses arising or resulting from (i) loss, injury to or death of any Purchaser Representative or any Section 4.3 Indemnified Party, as applicable (waiving all limitations under workers’ compensation), and (ii) any loss, damage, cost and/or expense to or destruction of any property owned by any Section 4.3 Indemnified Party (including claims or liabilities for loss of use of any property).
(c)    The obligations of the Purchaser under this Section 4.3 shall survive the Closing or earlier termination of this Agreement.

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Section 4.4    Title Insurance and Surveys.
(a)    Prior to the Effective Date, the Sellers have provided to the Purchaser (i) title commitments for each Seller Real Property (collectively, the “Initial Title Commitments”), issued by First American Title Insurance Company (the “Title Company”), together with copies of all recorded exceptions to title referred to therein and (ii) a survey of each Seller Real Property (collectively, the “Initial Surveys”). All matters contained in the Initial Title Commitments and Initial Surveys are hereinafter referred to as the “Existing Title Matters”. On or before the expiration of the Inspection Period, the Purchaser shall have the right to object, in writing and in its reasonable discretion, to an Existing Title Matter that (i) has a material adverse effect on the current use and value of a Facility or (ii) may be removed or cured by the payment of a readily ascertainable amount, by delivering a written notice to Sellers specifying any Existing Title Matter to which the Purchaser objects (such notice being referred to herein as the “Existing Title Objection Notice”). The failure of the Purchaser to object to any Existing Title Matter within said period shall be deemed a waiver by the Purchaser of its right to object to such Existing Title Matter and, in such event, such Existing Title Matter shall be deemed approved by the Purchaser and shall be a Permitted Lien.
(b)    The Sellers acknowledge that certain of the Initial Surveys provided in the Data Site were completed more than ninety (90) days prior to the Effective Date (the “Outdated Initial Surveys”). On or before the expiration of the Inspection Period, Seller will provide in the Data Site updates (or new surveys, as the case may be) to the Outdated Initial Surveys that will have been prepared recently enough to reasonably satisfy the Purchaser and the Title Company. In addition, prior to the Closing Date, the Purchaser shall have the right to order updates to the Initial Title Commitments and/or Initial Surveys, and in the event that any such update reveals any new matter not previously shown or disclosed on the Initial Title Commitments or Initial Surveys which (i) would reasonably be expected to have a material adverse effect on the current use and value of a Facility or (ii) may be removed or cured by the payment of a readily ascertainable amount (each, a “New Title Matter”), the Purchaser shall have the right to object, in writing and in its reasonable discretion, to such New Title Matter by the earlier of (i) the Closing Date and (ii) the date which is three (3) Business Days after receipt of such update, as applicable, with any such objection notice specifying any New Title Matter to which the Purchaser objects (such notice being referred to herein as the “New Title Objection Notice”) (the Existing Title Objection Notice and the New Title Objection Notice are hereinafter collectively referred to as the “Title Objection Notice”). The failure of the Purchaser to object to any New Title Matter within said period shall be deemed a waiver by the Purchaser of its right to object to such New Title Matter and, in such event, such New Title Matter shall be deemed approved by the Purchaser and shall be a Permitted Lien. Notwithstanding the foregoing, the Purchaser shall not have the right to disapprove any of the following, all of which (together with all other matters deemed approved by the Purchaser pursuant to terms hereof) shall be deemed to be “Permitted Liens” hereunder: (A) matters created or consented to in a separate written consent by the Purchaser, (B) the Assumed Liabilities, (C) all Liens for taxes, assessments, water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not due and payable. If the Purchaser delivers a Title Objection Notice to the Sellers within either of the above-described periods, the Sellers shall have three (3) Business Days after receipt of the Title Objection Notice (such period is the “Seller Response Period”) in which to send the Purchaser a written notice (the “Title Objection Response Notice”)

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informing the Purchaser of which Existing or New Title Matters (collectively the “Title Matters”), as applicable, the Sellers will and will not agree to cure prior to the Closing Date (as the same may be extended as provided herein). If the Sellers fail to deliver the Title Objection Response Notice with respect to any Title Matters to the Purchaser on or before the expiration of the Seller Response Period, the Sellers shall be deemed to have refused to cure such Title Matter. The Closing Date may be extended by the Sellers to accommodate the giving of notices and the cure periods contemplated herein, provided that the Closing Date shall not be extended by the Sellers for a period beyond the date which is ten (10) days after the last Title Objection Notice is delivered by Purchaser, for the purposes of curing any Title Matter to which the Purchaser has objected and which the Sellers have informed the Purchaser they have agreed to cure and, in such event, the Closing shall occur upon the curing of such Title Matters. If the Sellers are unable after using commercially reasonable efforts (considered in the context of the allotted time) during such period to cure any such Title Matter, the Sellers shall be deemed to have refused to cure such Title Matter. If the Sellers refuse (or are deemed to have refused) to cure any Title Matter set forth in the Title Objection Notice, the Purchaser shall have three (3) Business Days after receipt of Sellers’ Title Objection Response Notice (or, if Seller has not responded to the Title Objection Notice, then within three (3) Business Days following the expiration of the Seller Response Period) in which to advise the Sellers in writing of the Purchaser’s election (x) to waive its objection to the Title Matters that Sellers either refused to cure, or could not cure, and to proceed to the Closing or (y) to terminate this Agreement, in which event the Parties shall have no further obligations or liabilities under this Agreement other than the Surviving Obligations, which, solely to the extent this Agreement was terminated due to Purchaser objecting to Title Matters consented to or created by the Sellers, shall include the obligation of the Sellers to reimburse the Purchaser in the amount equal to the lesser of (i) Purchaser Expenses and (ii) the Reimbursement Cap in accordance with Section 10.1(d) hereof. If the Purchaser does not terminate this Agreement pursuant to the preceding sentence, then all Title Matters appearing in the Title Objection Notice that Sellers either did not agree to cure (as set forth in the Title Objection Response Notice) or could not cure by Closing shall be deemed Permitted Liens. The Purchaser agrees that the Sellers may cure any objectionable matter by causing the Title Company to remove the same as an exception in the applicable Title Policy or to affirmatively insure over such matter.
(c)    The title insurance policies issued to the Purchaser as of the Closing shall be dated as of the date of Closing, insure the fee simple interest of the Purchaser in the Seller Real Property in the form of the Pro Forma 2006 ALTA Title Policies, subject to only the Permitted Liens (each a “Title Policy” and collectively the “Title Policies”) and cover the “gap period”. The Sellers and the Purchaser shall execute customary affidavits, gap indemnities and other instruments, in forms reasonably agreed by the party(ies) thereto, as reasonably requested by the Title Company to cause the Title Company to issue the Title Policies.
Section 4.5    Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by the Sellers, the Sellers hereby agree to perform, execute and deliver, or cause to be performed, executed and delivered, on the Closing Date or thereafter any and all such further acts, deeds and assurances the Purchaser may reasonably require in order to consummate fully the transactions contemplated hereunder The obligation of the Parties under this Section 4.5 shall survive the Closing.

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Section 4.6    8-K Requirements.
(a)    For a period from the date hereof until three (3) years after Closing, the Sellers shall from time to time upon Purchaser’s request, make the Facility Balance Sheets and Income Statements, Financial Statements, any underlying financial data associated therewith, and all other books, records and files relating to any period prior to the Closing (whether in paper or electronic format) available to the Purchaser for inspection, copying and audit by Purchaser and Purchaser’s designated accountants, at the Purchaser’s expense. Provided that Purchaser agrees to bear any associated third-party expense (i.e. excluding expenses of Sellers’ personnel and other overhead expenses), the Sellers shall provide the Purchaser with copies of, or access to, such factual information as may be reasonably requested by the Purchaser, and in the possession or under the direct or indirect control of the Sellers, to enable the Purchaser or an affiliate (or their respective successors) to (x) include such information in registration statements, offering memoranda or prospectuses, or similar disclosure documents in connection with syndications, private placements or public offerings of equity or debt securities or interests of the Purchaser or any of its affiliates, and (y) comply with all reporting and disclosure requirements of Purchaser or any of its affiliates under applicable federal and state laws and the rules and regulations promulgated thereunder, as such requirements are interpreted in good faith by Purchaser or any such affiliate.
(b)    Without limiting the foregoing, the Purchaser or its designated independent or other accountants may audit the Financial Statements and any other financial statements of the Sellers, and the Sellers shall supply such documentation in their possession or under their direct or indirect control as the Purchaser or its accountants may reasonably request in order to complete such audit, and the Sellers shall execute the form of audit and representation letter reasonably required by such accountants, and take such other actions as shall be reasonably necessary, in order to (i) permit such accountants to provide an unqualified audit opinion in accordance with generally accepted accounting principles with respect to such audit, (ii) obtain the consent of such accountants to the inclusion of such opinion in one or more reports or registration statements that may be filed by Purchaser or an affiliate with the Securities and Exchange Commission, or in any offering memorandum or similar disclosure documents in connection with any syndications or private placements, (iii) cause such accounting firm to issue one or more customary comfort letters with respect to financial information of the Sellers, and (iv) cause such accounting firm to perform a review of any interim financial periods in accordance with AU 722 in order to be able to provide customary comfort with respect to such periods. The Sellers shall otherwise reasonably cooperate with the Purchaser and its affiliates, accountants and auditors in connection with any public or private offering of equity or debt securities which, in Purchaser’s (or such affiliate’s) good faith judgment, may require disclosure of information relating to Seller Real Property or the Business for any period prior to the Closing. In this connection, Sellers shall cause to be made reasonably available to the Purchaser and its affiliates, accountants and auditors such personnel of Sellers or of any affiliate of Sellers (including, without limitation, management personnel employed in connection with any of the Seller Real Property) to address questions relating to the financial statements, financial data, and/or the ownership, operation and/or financial performance of the Seller Real Property and the Business for any period prior to the Closing.

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(c)    In addition, from the date hereof in connection with any financing sought to be obtained by the Purchaser for its acquisition of Seller Real Property at the Closing, the Sellers shall reasonably cooperate (and shall cause associated management personnel reasonably to cooperate) to expedite and assist with the consummation such financing, provided that Purchaser bears any associated third-party expense. Without limitation, such cooperation shall include, upon the Purchaser’s request (with the Purchaser bearing any associated third-party expenses): establishing special purpose entities and associated structuring changes, implementing documentation and other changes to facilitate “sale” treatment of the Purchaser’s acquisition of the Assets for accounting and/or “true sale” legal purposes, implementing changes in accounts as the lender may reasonably request, and making appropriate personnel reasonably available to address questions and issues. The obligations of the Parties under this Section 4.6 shall survive the Closing.
Section 4.7    Phase I Updates. The Sellers shall provide an updated Phase I environmental report for the Bay Park Facility and the Silver Arrow Estates Facility on the Data Site (the “Updated Report”) on or prior to Closing. If the Updated Report recommends that the Sellers take any further action with respect to any environmental matter not already disclosed on the prior Phase I environmental report that was provided on the Data Site on or prior to the Effective Date, the Sellers, as applicable, shall either (i) take such recommended action at the Sellers’ sole cost and expense, or (ii) cause the Master Tenant under the Master Lease, or the applicable Subtenant, to take such recommended action at Master Tenant’s or such Subtenant’s sole cost and expense; provided, however, that any costs or expenses incurred by tenant or such subtenant to take such recommended action shall not be counted towards the satisfaction of the obligation of Master Tenant to incur capital expenditures under the Master Lease.
Section 4.8    Myrtle Beach/Yardley Commons. For all purposes of this Agreement, other than with respect to the Excluded Provisions, all obligations, representations, warranties and covenants shall apply equally to (1) the Myrtle Beach Seller except that (i) with respect to actions required to be taken or refrained from being taken on or prior to the Closing with respect to any other Assets, Myrtle Beach Seller shall be required to cause the Myrtle Beach Fee Owner to take, or refrain from taking, such actions with respect to the Myrtle Beach Facility and any of its other assets which would have comprised Assets had the Myrtle Beach Fee Owner been a seller hereunder (collectively, the “Myrtle Beach Fee Owner Assets”), (ii) with respect to representations made with respect to the Myrtle Beach Facility and the Myrtle Beach Fee Owner Assets, such representations shall be deemed accurate to the extent the same would have been true if the same had been made by the Myrtle Beach Fee Owner instead of being made by the Myrtle Beach Seller, (iii) on or prior to the Closing the Myrtle Beach Fee Owner shall be required to transfer to the Master Tenant under the Master Lease all assets of the Myrtle Beach Fee Owner which would have comprised Ancillary Assets had the Myrtle Beach Fee Owner been a seller hereunder, and (iv) upon the Closing, the Myrtle Beach Fee Owner shall execute the Master Lease as one of the landlord’s thereunder and shall lease the Myrtle Beach Facility and all of the Myrtle Beach Fee Owner Assets to the Master Tenant thereunder and (2) the Yardley Seller except that (i) with respect to actions required to be taken or refrained from being taken on or prior to the Closing with respect to any other Assets, Yardley Seller shall be required to cause the Yardley Fee Owner to take, or refrain from taking, such actions with respect to the Yardley Facility and any of its other assets which would have comprised Assets had the Yardley Fee Owner been a seller hereunder (collectively, the “Yardley Fee Owner Assets”), (ii) with respect

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to representations made with respect to the Yardley Commons Facility and the Yardley Fee Owner Assets, such representations shall be deemed accurate to the extent the same would have been true if the same had been made by the Yardley Fee Owner instead of being made by the Yardley Seller, (iii) on or prior to the Closing the Yardley Fee Owner shall be required to transfer to the Master Tenant under the Master Lease all assets of the Yardley Fee Owner which would have comprised Ancillary Assets had the Yardley Fee Owner been a seller hereunder, and (iv) upon the Closing, the Yardley Fee Owner shall execute the Master Lease as one of the landlord’s thereunder and shall lease the Yardley Facility and all of the Yardley Fee Owner Assets to the Master Tenant thereunder
“Excluded Provisions” shall mean Sections 1.1(a)(i)-(vi) and Sections 9.2(a)(i)-(iii) hereof.
ARTICLE V

COVENANTS OF THE PURCHASER
The Purchaser covenants and agrees with the Sellers that:
Section 5.1    Cooperation. After the Closing Date, the Purchaser, at Sellers’ expense, shall cooperate with the Sellers and provide reasonable access to the Books and Records in the Purchaser’s possession that are required by the Sellers to respond to any third party litigation, government audit, other audit or any other reasonable purpose, upon reasonable advance notice. The Sellers shall be responsible for the cost and expense of copying any records in the Purchaser’s possession. The obligation of the Parties under this Section 5.1 shall survive the Closing.
Section 5.2    Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by the Purchaser, the Purchaser hereby agrees to perform, execute and deliver, or cause to be performed, executed and delivered, on the Closing Date or thereafter any and all such further acts, deeds and assurances Sellers may reasonably require in order to consummate fully the transactions contemplated hereunder. The obligation of the Parties under this Section 5.2 shall survive the Closing.
ARTICLE VI

OTHER COVENANTS
Section 6.1    Confidentiality. From and after the Effective Date through the Closing and thereafter, each Party shall use all information that it obtains from the other in connection with, or pursuant to, this Agreement and observe the terms of this Section 6.1. Except as otherwise permitted under this Agreement, each Party shall use the Confidential Information solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including the competitive detriment of the other Parties.
(a)    Each Party may disclose (i) such information to its respective Affiliates, counsel, accountants, underwriters, tax advisors and consultants as necessary to consummate this

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transaction. Additionally, the Parties hereby agree that neither Party shall make any announcement or press release regarding the nature or existence of this Agreement without the consent of the other Party; provided that, each Party shall reasonably cooperate with the other Party in connection with the wording of any press release or other public announcement. The terms of this Section 6.1 shall not prohibit the use or disclosure of confidential any information pursuant to court order or which has otherwise become publicly available through no fault of the recipient party;
(b)    Purchaser (or any of its Affiliates) shall be able to disclose such Confidential Information as is, in the good faith judgment of Purchaser’s counsel, accountants or advisors, required or reasonably advisable to be disclosed because of the operation of law, rule, regulation or legal process, a governmental agency such as the Internal Revenue Service or Securities and Exchange Commission, or a stock exchange such as the New York Stock Exchange, court order or requirement of any Governmental Authority; and
(c)    Purchaser (or any of its Affiliates) shall be able to disclose such Confidential Information as is, in the good faith judgment of Purchaser’s counsel, accountants or advisors, required or reasonably advisable to be disclosed in connection with Purchaser’s (or any of its Affiliates’) quarterly earnings results or financing activities.
(d)    Notwithstanding anything to the contrary contained herein, prior to the expiration of the Inspection Period, the terms and existence of this Agreement shall be strictly confidential subject to any disclosure requirements imposed by any applicable Governmental Authority and to the extent this Agreement is terminated at the expiration of the Inspection Period, its existence and terms shall remain strictly confidential subject to any disclosure requirements imposed by any applicable Governmental Authority. This Section 6.1(d) shall survive termination of this Agreement.
If this Agreement is terminated for any reason prior to Closing, the provisions of this Section 6.1 shall survive the Closing for a period of twenty-four (24) months.
Section 6.2    Casualty Event. If between the Effective Date and the Closing a Casualty Event shall occur with respect to any one or more Facilities, the Sellers shall be required to provide the Purchaser with prompt written notice of such occurrence and the Purchaser or the Sellers may elect, within ten (10) Business Days of receipt of such notice, to terminate this Agreement, in which event the Parties shall have no further obligations or liabilities under this Agreement. If between the Effective Date and the Closing (i) a Casualty Event shall occur with respect to any one or more Facilities and neither the Purchaser nor the Sellers have elected to terminate this Agreement in accordance with this Section 6.2 and not to proceed to Closing or (ii) a casualty has occurred with respect to one or more Facilities that does not constitute a Casualty Event (provided the Sellers shall be required to provide the Purchaser with prompt written notice of such occurrence in any event), all insurance proceeds and/or awards attributable to any such casualty shall be assigned to the Purchaser at Closing and the Sellers shall provide a credit against the Purchase Price in the amount of any applicable insurance deductible payable or uninsured amount in connection therewith (and if any casualty is uninsured, the amount of such uninsured casualty), and Purchaser agrees to make all such amounts immediately available

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to Master Tenant if, as and when required under the Master Lease, which funds will be treated as if the Casualty Event or casualty occurred during the term of the Master Lease.
Section 6.3    Condemnation Event. If, prior to Closing, Sellers receive notice of any actual or threatened taking in condemnation or by eminent domain (or a sale in lieu thereof) of all or any portion of any Seller Real Property, Sellers will notify the Purchaser promptly thereof. Other than with respect to an Immaterial Taking, any actual or threatened taking or condemnation for any public or quasi-public purpose or use by any competent authority in appropriate proceedings or by any right of eminent domain of all or any part of a Seller Real Property between the Effective Date and the Closing shall, at the Purchaser’s or the Sellers’ option, cause a termination of this Agreement in which event the Parties shall have no further obligations or liabilities under this Agreement with respect to such Facility or Facilities. The election to terminate provided hereby must be exercised by the Purchaser or the Sellers (and if not timely exercised, shall be deemed waived by Purchaser or the Sellers) by written notice to the other party given within ten (10) Business Days following the Purchaser’s receipt of Sellers’ notice of the condemnation of all or any portion of any Seller Real Property. If neither party shall elect to terminate this Agreement or in the event of an Immaterial Taking, Sellers shall assign at Closing to the Purchaser all net proceeds of any such taking or condemnation to the extent not yet expended for the restoration of the Seller Real Property by the Sellers, and the Purchaser agrees to make all such amounts immediately available to Master Tenant if, as and when required under the Master Lease, which funds will be treated as if the condemnation or taking occurred during the term of the Master Lease.
ARTICLE VII

INDEMNIFICATION
Section 7.1    Indemnification by the Sellers.
(a)    Subject to the limitations set forth in this Article VII, each Seller shall, jointly and severally, indemnify, protect, defend, exculpate and hold the Purchaser and their Affiliates and their respective partners, directors, managers, members, shareholders, officers, employees and agents (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and defend the Purchaser Indemnified Parties from and reimburse the Purchaser Indemnified Parties for, any and all actual losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including costs of investigation, reasonable attorneys’ fees and other legal costs and expenses, but not including consequential, punitive, treble or other similar damages, lost profits, special or indirect damages, including loss of future revenue, profits or income or loss of business reputation or opportunity related to the breach or alleged breach of this Agreement) (the “Purchaser Indemnified Losses”) which the Purchaser Indemnified Parties shall at any time suffer or incur, or become subject to, as a result of or in connection with:
(i)    Any breach or inaccuracy in any of the representations or warranties (other than a breach of Section 2.2(d)) as and when made by the Sellers in or pursuant to this Agreement or any Seller Documents;

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(ii)    Any breach of any covenant, agreement or undertaking made by the Sellers under this Agreement;
(iii)    Any failure by any Seller to satisfy any Excluded Liability; and
(iv)    Any breach of Section 2.2(d) as and when made by the Sellers in or pursuant to this Agreement.
(b)    Except as provided otherwise herein, (i) the aggregate liability of the Sellers for Purchaser Indemnified Losses under Section 7.1(a)(i) and Section 7.1(a)(ii) shall not exceed the amount of Fifteen Million ($15,000,000) in the aggregate, and (ii) the Sellers shall be liable for Purchaser Indemnified Losses under Section 7.1(a)(i) or Section 7.1(a)(ii) only if the aggregate Purchaser Indemnified Losses exceed the amount of Five Hundred Thousand Dollars ($500,000) (the “Seller Basket”), at which point the Sellers shall be liable for all Purchaser Indemnified Losses (i.e., from the first dollar of such Purchaser Indemnified Losses); provided, that Sellers’ obligations hereunder shall be reduced by the amount of insurance proceeds, tax benefits, indemnification payments and other third-party payments, actually received in connection with such claims (net of any costs incurred in recovering such amounts). For the avoidance of doubt, the limitations set forth in this Section 7.1(b) shall not apply in the case of any claim made pursuant to Section 7.1(a)(iii).
Section 7.2    Indemnification by the Purchaser.
(a)    The Purchaser shall indemnify, protect, defend, exculpate and hold the Sellers and their Affiliates and their respective partners, directors, managers, members, shareholders, officers, employees and agents (collectively, the “Seller Indemnified Parties”), harmless from and against, and defend the Seller Indemnified Parties from and reimburse the Seller Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including costs of investigation, reasonable attorneys’ fees and other legal costs and expenses, but not including consequential, punitive, treble or other similar damages, lost profits, special or indirect damages, including loss of future revenue, profits or income or loss of business reputation or opportunity related to the breach or alleged breach of this Agreement) (the “Seller Indemnified Losses”) which the Seller Indemnified Parties shall at any time suffer or incur, or become subject to, as a result of or in connection with:
(i)    Any breach or inaccuracy of any of the representations or warranties made by the Purchaser in this Agreement;
(ii)    Any breach of any covenant, agreement or undertaking made by the Purchaser under this Agreement; and
(iii)    Any failure by Purchaser to satisfy the Assumed Liabilities.
(b)    Except as provided otherwise herein, (i) the aggregate liability of the Purchaser for Seller Indemnified Losses pursuant to Section 7.2(a)(i) and Section 7.2(a)(ii) shall not exceed the amount of Fifteen Million Dollars ($15,000,000) in the aggregate and (ii) the Purchaser shall be liable for Seller Indemnified Losses pursuant to Section 7.2(a)(i) or Section 7.2(a)(ii) only if the aggregate Seller Indemnified Losses exceed the amount of Five Hundred

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Thousand Dollars ($500,000) (the “Purchaser Basket”), at which point the Purchaser shall be liable for all Seller Indemnified Losses (i.e., from the first dollar of such Seller Indemnified Losses); provided, that Purchaser’s obligations hereunder shall be reduced by the amount of insurance proceeds, tax benefits, indemnification payments and other third-party payments, actually received in connection with such claims (net of any costs incurred in recovering such amounts). For the avoidance of doubt, the limitations set forth in this Section 7.2(b) shall not apply in the case of any claim made pursuant to Section 7.2(a)(iii).
Section 7.3    Notification of Claims.
(a)    Any and all claims by any Indemnified Party pursuant to this Article VII must be made in writing prior to 5:00 p.m. (ET) on the last day of the Survival Period. Failure by any Section VII Indemnified Party to provide written notice of claim to the Indemnifying Party prior to 5:00 p.m. (ET) on the last day of the Survival Period shall forever bar such Indemnified Party from making any claim of any sort, including claims under this Agreement and all other agreements related to the sale and purchase of the Assets, by statute, at common law or otherwise, and whether known or unknown, contingent, liquidated or unliquidated.
(b)    A Party entitled to be indemnified pursuant to Sections 7.1 or 7.2 (the “Indemnified Party”) shall notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand which the Indemnified Party has determined gives rise or will likely give rise to a right of indemnification under this Agreement, promptly after the Indemnified Party becomes aware of such claim or demand and has made such determination; provided, however, that the Indemnified Party’s failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party’s rights with respect thereto except to the extent any Party to this Agreement is prejudiced by the delay, and then only to the extent of such prejudice. Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VII within thirty (30) days after the receipt of written notice thereon from the Indemnified Party.
(c)    If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 7.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 7.1 or 7.2, the Indemnifying Party shall have the right to either (i) pay such claim or demand or (ii) employ counsel reasonably acceptable to the Indemnifying Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party, at its own expense, shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case reasonably in advance of the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 7.3(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to counsel engaged by the Indemnifying Party all records and other materials in the

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Indemnified Party’s possession reasonably requested for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. Notwithstanding the foregoing, if the actual or potential defendants in, or targets of, such third party claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there are or are reasonably likely to be legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there exists or is reasonably likely to exist a conflict of interest, in either case that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to participate in the defense of such third party claim, in which case the Indemnifying Party shall bear the reasonable fees, costs and expenses of one separate counsel to the Indemnified Party in each jurisdiction (and shall pay reasonable fees, costs and expenses as incurred); provided that the Indemnified Party shall use diligent and good faith efforts in such defense.
(d)    An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim against an Indemnified Party or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.
Section 7.4    Survival of Representations.
(a)    Except as otherwise provided in this Section 7.4, (i) all representations and warranties contained in this Agreement other than those set forth in Section 2.2(d) (and any claims for any breach thereof) or any Seller Document or Purchaser Document (and any claims for any breach thereof) shall survive the Closing for a period of eighteen (18) months, and (ii) obligations of the Parties with respect to Assumed Liabilities, Excluded Liabilities and for breaches of Section 2.2(d) shall survive indefinitely (the “Survival Period”).
(b)    Unless another date is specified herein, all of the representations and warranties made by Sellers or the Purchaser in this Agreement are made as of the Effective Date and (without prejudice to the representations and warranties made as of the Effective Date) shall be deemed remade as of the Closing pursuant to the Seller Certificate or the Purchaser Certificate, as applicable. In connection with the remaking of representations and warranties as of the Closing (but not as to representations and warranties made as of the Effective Date), Sellers and the Purchaser shall be permitted to update their representations and warranties (for all purposes under this Agreement other than for purposes of satisfying the condition to Closing contained in Article VIII), to accurately reflect the current state of matters as of the Closing, provided neither Sellers nor the Purchaser shall be permitted to update their respective representations and warranties to reflect matters caused by the willful or intentional breach of this Agreement by the Purchaser or Sellers, as applicable.

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(c)    All covenants and agreements contained in this Agreement (and any claims for any breach thereof) that by their terms apply or are to be performed in whole or in part after the Closing shall remain in full force and effect after the Closing in accordance with their terms (or, if no survival period is stated therein, then such covenants and agreements shall survive indefinitely). All covenants and agreements contained in this Agreement that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing.
(d)    Notwithstanding the foregoing, if prior to 5:00 p.m. (ET) on the last day of the Survival Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms in this Agreement.
(e)    Notwithstanding anything to the contrary contained in this Agreement, Sellers shall have no liability with respect to any of Sellers’ representations or warranties herein or in any representations or warranties in any Seller Document if, prior to the Closing, the Purchaser has actual knowledge of any breach by Sellers of such representation or warranty, or the Purchaser obtains actual knowledge (from whatever source, as a result of the Purchaser’s due diligence tests, investigations and inspections of the Assets, or as a result of written disclosure by Sellers or any of Sellers’ agents, representatives or employees) that contradicts any of Sellers’ representations or warranties herein or in any representation or warranty in any Seller Document (and the representations and warranties of Sellers shall be deemed modified thereby to be accurate), and the Purchaser nevertheless consummates the transaction contemplated by this Agreement (in which event any such breach or contradiction shall be deemed waived by the Purchaser).
Section 7.5    No Punitive Damages. No Indemnified Party shall be entitled to indemnification for any punitive, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income or loss of business reputation or opportunity related to the breach or alleged breach of this Agreement.
Section 7.6    Broker’s Fee. Sellers agree to indemnify and hold harmless the Purchaser from and against any loss, liability, damage, cost or expense (including court costs and reasonable attorneys’ fees) paid or incurred by the Purchaser by reason of any claim to any broker’s, finder’s or other fee in connection with this transaction by any party, claiming by, through or under Sellers. The Purchaser agrees to indemnify and hold harmless Sellers from and against any loss, liability, damage or expense (including court costs and reasonable attorneys’ fees) paid or incurred by Sellers by reason of any claim to any broker’s, finder’s or other fee in connection with this transaction claiming by, through or under the Purchaser.
Section 7.7    Treatment of Indemnification Payments. Any payments made pursuant to the indemnification obligations arising under this Article VII shall be treated as adjustments to the Purchase Price for all tax purposes.
Section 7.8    Survival. The provisions of this Article VII shall survive the Closing or earlier termination of this Agreement.

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ARTICLE VIII

CONDITIONS
Section 8.1    Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Closing are subject to the satisfaction or waiver delivered to the other Party of each of the following conditions precedent:
(a)    There shall not be in force any order, decree, judgment or injunction of any Governmental Authority enjoining or prohibiting the consummation of the transactions contemplated by this Agreement or any Seller Document or Purchaser Document; and
(b)    No Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transaction contemplated by this Agreement to be rescinded following consummation.
Section 8.2    Conditions to Obligations of the Purchaser. The obligation of the Purchaser to effect the Closing is subject to the satisfaction or waiver delivered to the Sellers of each of the following conditions precedent:
(a)    The representations and warranties of the Sellers set forth in this Agreement and in the Seller Documents that are qualified as to materiality shall be true and correct and the representations and warranties of the Sellers that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing as though made as of the Closing; provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such date.
(b)    Each of the Sellers shall have performed and complied, in all material respects, with its agreements and covenants (in each case, disregarding any materiality qualifiers contained therein) required to be performed or complied with under this Agreement as of or prior to the Closing.
(c)    The Title Company shall, at the Closing, be irrevocably and unconditionally committed to issue each of the Title Policies upon payment of the premium and the application of the Purchase Price to the repayment of any Indebtedness encumbering the Assets , and such Title Policies shall not contain any exceptions to title other than the standard preprinted exceptions (unless the Purchaser pays for extended coverage, in which case the standard preprinted exceptions shall not appear in the Title Policy) and the Permitted Liens.
(d)    Each of the Sellers shall have executed and delivered to the Purchaser or the Title Company their respective Seller Documents and provided the Purchaser the items listed in Section 9.2(a).
Section 8.3    Conditions to Obligations of the Sellers. The obligation of each of the Sellers to effect the Closing is subject to the satisfaction or waiver delivered to the Purchaser of each of the following conditions precedent:

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(a)    The representations and warranties of the Purchaser set forth in this Agreement and the Purchaser Documents that are qualified as to materiality shall be true and correct and the representations and warranties of the Purchaser that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing as though made as of the Closing; provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such date.
(b)    The Purchaser shall have performed and complied with in all material respects its agreements and covenants (in each case, disregarding any materiality qualifiers contained therein) required to be performed or complied with under this Agreement as of or prior to the Closing.
(c)    The Purchaser shall have executed and delivered their respective Purchaser Documents and provided the Sellers the items listed in Section 9.2(b).
(d)    The Purchaser shall have wired the balance of the Purchase Price to be paid at the Closing to the Sellers.
(e)    The Monetary Lien Condition has been, or simultaneously with the Closing will be, satisfied.
ARTICLE IX

CLOSING
Section 9.1    Possession. Possession of all Facilities and the other Assets sold hereunder shall be delivered to the Purchaser on the Closing Date.
Section 9.2    Closing Documents.
(a)    The Sellers shall deliver to the Purchaser on the Closing Date, the following:
(i)    Deeds. Duly executed grant deeds for the Seller Real Property located in the State of California and special warranty deeds (or the state equivalent) for the Seller Real Property located in the remaining states, in recordable form and otherwise sufficient to convey such Seller Real Property to the Purchaser, subject to no Liens except Permitted Liens, and pursuant to the laws of the state in which such Seller Real Property is located, as reasonably approved by the Purchaser and the Title Company (provided, however, that for purposes of this Section 9.2(a)(i), Seller Real Property shall not include the Land, Facility or any other assets which would comprise Seller Real Property in each case owned by the Myrtle Beach Fee Owner or the Yardley Fee Owner);
(ii)    Bill of Sale. A Bill of Sale duly executed by the Sellers, in the form of Exhibit 9.2(a)(ii), sufficient to convey such Personal Property to the Purchaser, subject to no Liens except Permitted Liens (provided, however, that for purposes of this Section 9.2(a)(ii),

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Personal Property shall not include any assets which would comprise Personal Property hereunder in each case owned by the Myrtle Beach Fee Owner or the Yardley Fee Owner);
(iii)    Assignment of Other Property. An Assignment and Assumption of Other Property duly executed by the Sellers in the form of Exhibit 9.2(a)(iii) (provided, however, that for purposes of this Section 9.2(a)(iii), Other Property shall not include any assets which would comprise Other Property hereunder in each case owned by the Myrtle Beach Fee Owner or the Yardley Fee Owner);
(iv)    Other Conveyance Instruments. Such other appropriate instruments of assignment and conveyance, in form mutually but reasonably satisfactory to the Parties, dated as of the Closing Date, conveying all of the Sellers’ right, title and interest in and title to the Assets, free and clear of all Liens except as otherwise permitted herein;
(v)    FIRPTA Certificate. Certificate and affidavit of the Sellers’ non-foreign status that complies with Section 1445 of the Code, in the form attached hereto as Exhibit 9.2(a)(v);
(vi)    Evidence of Seller Authority. Evidence of the authority of each Seller to execute and deliver the applicable Seller Documents in order to effectuate the Closing, including certificates of foreign qualification of the applicable Seller from the Secretary of State or other applicable Governmental Authority in the jurisdiction where the applicable Seller Real Property is located;
(vii)    Bring-Down Certificate. A bring-down certificate executed by Sellers reaffirming that the representations and warranties are true and correct as of the Closing Date in the form of Exhibit 9.2(a)(vii) (the “Seller Certificate”);
(viii)    Tax Declarations. Such applicable sales tax or real property transfer tax forms or declarations or similar forms as prepared by Purchaser and executed by Sellers as required by Applicable Law;
(ix)    Closing Statement. The Closing Statement, executed by the Sellers and in form agreed to by the Sellers and the Purchaser (the “Closing Statement”);
(x)    Rent Roll. A rent roll for each Facility for the period ending not earlier than thirty (30) days prior to Closing, certified by the Sellers as of the Closing Date as true, complete and accurate in all material respects as of the date indicated therein;
(xi)    Title Insurance. Customary owners’ affidavits, gap indemnities, in form reasonably agreed by the parties thereto, as reasonably requested by the Title Company to cause the Title Company to issue the Title Policies; and
(xii)    Master Lease. Seller shall cause an Affiliate of Sellers (“Master Tenant”) to (A) execute (i) a Master Lease in the form attached hereto as Exhibit 9.2(a)(xii) (the “Master Lease”) pursuant to which Master Tenant will lease the Facilities from the Purchaser, and (ii) all documents required to be delivered in connection with the

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Master Lease, including all guaranty agreements, security agreements, pledge agreements and subleases, and (B) execute an agreement with the New Manager (or other manager party thereto) subordinating its interests in and to the management agreement(s) set forth in accordance with the Master Lease.
(xiii)    Assignment of Membership Interests. An Assignment and Assumption of Membership Interests duly executed by the Myrtle Beach Seller and the Yardley Seller, as applicable, in the form of Exhibit 9.2(a)(xiii)
(xiv)    Other Deliveries. Such other documents a reasonably necessary to effectuate the transactions described herein.
(Items (i) through (xiii) hereafter are referred to as the “Seller Documents.”)
(b)    The Purchaser shall deliver to the Sellers or cause to be delivered to the Sellers on the Closing Date the following:
(i)    Assignment of Other Property. An Assignment of Other Property duly executed by the Purchaser in the form of Exhibit 9.2(a)(iii);
(ii)    Bring-Down Certificate. A bring-down certificate executed by the Purchaser reaffirming that the representations and warranties are true and correct as of the Closing Date in the form of Exhibit 9.2(b)(ii) (the “Purchaser Certificate”);
(iii)    Tax Declarations. Such applicable sales tax or real property transfer tax forms or declarations or similar forms as prepared and executed by the Purchaser as required by Applicable Law;
(iv)    Closing Statement. The Closing Statement executed by the Purchaser;
(v)    Title Insurance. Customary owners’ affidavits, gap indemnities and other instruments, in form reasonably acceptable to the parties thereto, as reasonably requested by the Title Company to cause the Title Company to issue the Title Policies ;
(vi)    Evidence of Purchaser Authority. Evidence of the authority of the Purchaser to execute and deliver the applicable Purchaser Documents in order to effectuate the Closing, including a good standing certificate of the Purchaser from the Secretary of State in its state of organization; and
(vii)    Master Lease. The Master Lease duly executed by Purchaser and all other documents required to be delivered by the Master Lease to the extent such documents require Purchaser’s signature.
(viii)    Other Deliveries. Such other documents a reasonably necessary to effectuate the transactions described herein;
(Items (i) through (viii) hereafter are referred to as the “Purchaser Documents”).

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Section 9.3    Closing Adjustments. As the Master Lease is a triple net lease and the Master Tenant (as the tenant thereunder) is entitled thereunder to all revenue of the Facilities and is liable for all expenses of the Facilities from and after Closing, including the payment of real property taxes, there shall be no credits or prorations at the Closing between Purchaser and Sellers with respect to the revenues or costs associated with owning or operating the Facilities. As applicable, all such credits and prorations shall be made between Sellers and Master Tenant under terms outside of this Agreement.
Section 9.4    Closing Costs; Transfer Taxes.
(a)    Each Party shall pay its own legal, accounting and other professional fees incurred by such Party in connection with the transactions described in this Agreement and any other cost or expense not specifically enumerated in Section 9.4(b). Purchaser shall pay one hundred percent (100%) of any and all costs and expenses, including all documentary or similar taxes and recording fees, that relate solely to borrowings by Purchaser to finance the acquisition of the Assets.
(b)    Subject to Section 9.4(c), at or before the Closing, the Sellers shall pay all of the following transaction expenses incurred in connection with the transactions described in this Agreement: (i) any escrow or closing charges of the Title Company; (ii) any and all sales, documentary, stamp, transfer, sales, use, gross receipts or similar taxes or recording fees related to the transfer of the Assets (collectively, the “Transfer Taxes”); (iii) any search fees and costs for the Initial Title Commitments and any updates Purchaser deems reasonably necessary thereto; (iv) the cost of the Initial Surveys and any updates Purchaser deems reasonably necessary thereto; (v) the cost of any reasonable U.C.C., judgment, bankruptcy, tax and other appropriate searches reasonably acceptable to Purchaser, (vi) the premium for each Title Policy issued to the Purchaser, which premium shall include the cost to obtain extended coverage and the following endorsements, to the extent available: zoning, comprehensive, access, tax parcel (single or multiple as need), same as survey, contiguity (as needed), utility facility and solely with respect to the Myrtle Beach Facility and the Yardley Commons Facility, a non-imputation endorsement, (vii) the cost of any endorsement required to cure or insure over any exceptions identified by the Purchaser in any Title Objection Notice which Sellers agreed to cure, and (viii) the costs associated any Phase I environmental reports, property inspection reports and all other reports, inspections and investigations placed in the Data Site by the Sellers.
(c)    At Closing, the Closing Statement will reflect that Purchaser shall reimburse or pay, as the case may be, One Million Five Hundred Thousand Dollars ($1,500,000) toward the expenses incurred by Sellers pursuant to Section 9.4(b).
(d)    The Purchaser shall prepare and cause to be filed at Closing all applicable sales tax or real property transfer tax forms or declarations or similar forms as required by Applicable Law. Sellers agree to reasonably cooperate in the preparation of such declarations or forms.
Section 9.5    Survival. The terms of this Article IX shall survive the Closing.

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ARTICLE X

TERMINATION AND ABANDONMENT
Section 10.1    Method of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time on or before the Closing:
(a)    by either Party in its sole discretion prior to the expiration of the Inspection Period;
(b)    by mutual written consent of the Parties;
(c)    by the Purchaser giving written notice to the Sellers at any time prior to the Closing in the event the Sellers have breached any representation, warranty or covenant contained in this Agreement in any material respect, provided that the Purchaser has notified the Sellers of the breach and the breach has continued without cure for a period of fifteen (15) days following the notice of breach;
(d)    by the Purchaser giving written notice to the Sellers at any time after the later to occur of (i) the Outside Date (regardless of whether the cure period set forth in Section 10.1(c) has expired) and (ii) the date to which the Sellers have postponed the Closing pursuant to and in accordance with Section 4.4(b) hereof, if (i) Purchaser is ready, willing and able to close on the date such notice is provided, which for purposes hereof, shall be based upon the Purchaser’s ability to demonstrate the ability to fund all amounts necessary to consummate the Closing; provided however, the Purchaser shall be able to demonstrate such ability to fund without having to actually fund such required amounts, and (ii) Sellers are unwilling or unable to close on the date of such notice despite all of the conditions to Sellers’ obligation to close being satisfied in full, including, without limitation, the Monetary Lien Condition (other than those conditions that by their nature cannot be satisfied or waived until the Closing Date);
(e)    by the Purchaser giving written notice to the Sellers at any time after the Outside Date if the Sellers are unable or unwilling to close the transaction described herein on the basis that the Monetary Lien Condition has not been and simultaneously with the Closing will not have been, satisfied;
(f)    by the Sellers giving written notice to the Purchaser at any time prior to the Closing in the event the Purchaser has breached any representation, warranty or covenant contained in this Agreement in any material respect, provided that the Sellers have notified the Purchaser of the breach and the breach has continued without cure for a period of fifteen (15) days following the notice of breach;
(g)    by the Sellers giving written notice to the Purchaser at any time after the Outside Date (regardless of whether the cure period set forth in Section 10.1(f) has expired) if (i) Sellers are is ready, willing and able to close on the date such notice is provided, and (ii) Purchaser is unwilling or unable to close on the date of such notice despite all of the conditions to Purchaser’s obligation to close being satisfied in full (other than those conditions that by their nature cannot be satisfied or waived until the Closing Date);

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(h)    by the Purchaser or the Sellers pursuant to Sections 4.4(b), 6.2 or 6.3; or
(i)    by either Party, by giving written notice to the other Party, if a court of competent jurisdiction or other Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement.
Section 10.2    Procedure Upon Termination. In the event either party exercises its right to terminate this Agreement pursuant to Section 10.1, this Agreement shall immediately terminate and shall be abandoned, without further action by any of the Parties. If this Agreement is terminated for any reason, no Party shall have any liability or further obligation except as set forth in Section 10.3 and for the Surviving Obligations.
Section 10.3    Effect of Termination; Remedies for Default; Break Up Fees.
(a)    Seller Defaults. If the Purchaser terminates this Agreement pursuant to Section 10.1(e), then within three (3) Business Days following such termination the Sellers shall pay to the Purchaser cash in good funds in the amount of the Break Up Fee. In addition, the Surviving Obligations shall remain in effect.
(b)    Purchaser Defaults. If the Sellers terminate this Agreement pursuant to Section 10.1(f) or Section 10.1(g), then within three (3) Business Days following such termination the Purchaser shall pay to the Sellers cash in good funds in the amount of the Break Up Fee. In addition, the Surviving Obligations shall remain in effect.
(c)    Specific Performance. If the Purchaser has the right to terminate this Agreement pursuant to Section 10.1(d), the Parties agree that because Purchaser will not have an adequate remedy at law, Purchaser shall have the right, in lieu of termination of this Agreement, to seek specific performance.
(d)    Representation and Warranty Defaults. In the event that the Purchaser terminates this Agreement pursuant to Section 10.1(c), as a result of the Sellers’ breach of a material representation and warranty which breach (i) existed as of Effective Date or (ii) occurred after the Effective Date but prior to the Closing Date as a result of the Sellers’ intentional, willful or negligent actions, the Sellers shall pay to the Purchaser an amount equal to the lesser of (i) Purchaser’s Expenses and (ii) the Reimbursement Cap within three (3) Business Days following such termination.
(e)    Other Termination. If this Agreement is terminated pursuant to Section 10.1(a), Section 10.1(b), Section 10.1(c) (other than as a result of breaches covered by Section 10.3(d)(i) or Section 10.3(d)(ii)), Section 10.1(h) or Section 10.1(i), then the only obligations of the Parties shall be the Surviving Obligations.
(f)    Liquidated Damages. The Parties have agreed that the actual damages of either Party, in the event of a failure of the other Party to consummate the transactions described herein due to a default or breach of its covenants hereunder, would be extremely difficult or

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impracticable to determine. After negotiation, the Parties have agreed that, considering all the circumstances existing on the date of this Agreement, in the circumstances set forth in this Agreement requiring payment of the same, an amount equal to the Break Up Fee is a reasonable estimate of the damages that the applicable Party would incur in such event.
ARTICLE XI

MISCELLANEOUS PROVISIONS
Section 11.1    Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement signed by all of the Parties.
Section 11.2    Waiver of Compliance; Consent. Any failure of the Sellers on the one hand, or the Purchaser, on the other hand, to comply with any obligation, covenant agreement or condition herein may be waived in writing by the other Party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.2.
Section 11.3    Notice. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission or electronic mail (provided a copy is thereafter promptly mailed or delivered as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), and shall be effective when received during business hours (a business hour being the hours from 8:00 a.m. to 5:00 p.m. on Business Days and if notice is received after business hours it shall be deemed delivered on the next Business Day), if sent by personal delivery, by facsimile transmission, electronic mail or by overnight delivery service:
(a)    If to the Purchaser, to:
National Health Investors, Inc.
222 Robert Rose Drive
Murfreesboro, Tennessee 37129
Attention: Chief Credit Officer
Facsimile: (615) 225-3030
Email: kgaines@nhireit.com
With a copy to:
Harwell Howard Hyne Gabbert & Manner, P.C.
c/o John M. Brittingham
333 Commerce Street, Suite 1500
Nashville, Tennessee 37201
Facsimile: (615) 251-1059
Email: john.brittingham@h3gm.com

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(b)    If to the Sellers, to:
c/o - Holiday Retirement
5885 Meadows Rd., Suite 500
Lake Oswego, OR 97035
Attn: Chief Legal Officer
Email: legal@holidaytouch.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attn: Neil Rock
Tel: (212) 735-3787
Fax: (917) 777-3787
Email: neil.rock@skadden.com
or to such other person or address as any Party shall furnish to the other Party in writing pursuant to this Section 11.3. Notice shall be deemed given to any Person in accordance with the terms of this Section 11.3 if and when rejected by such Person.
Section 11.4    Bulk Sales Laws. The Purchaser and Sellers hereby waive compliance by the other with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of all or any portion of the Assets to the Purchaser.
Section 11.5    Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
Section 11.6    Assignment. This Agreement and all of the terms, covenants and conditions in this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither the Purchaser nor the Sellers may assign this Agreement without first obtaining the other Party’s prior written consent, which may be withheld in the other Party’s sole discretion. No permitted assignment of this Agreement shall release the Purchaser from its obligations hereunder. Notwithstanding the foregoing, this Agreement may be assigned by Purchaser to one or more Affiliates of Purchaser at Closing; provided that (i) Purchaser and any assignees by accepting assignment of this Agreement, expressly agrees to defend and indemnify the Sellers from any litigation arising out of the assignment; (ii) no further assignment shall occur without the prior written consent of the Seller; and (iii) written notice of the assignment, is provided to the Sellers no fewer than five (5) Business Days prior to Closing.
Section 11.7    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to any principles regarding conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction.

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Section 11.8    Business Day. If the date for giving of notice or performance of any duty or obligation hereunder falls on a day that is not a Business Day hereunder, such date shall be automatically extended to the next Business Day hereunder.
Section 11.9    Counterparts. This Agreement may be executed by facsimile signature or other electronic form of signature, (including “pdf”) and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.10    Headings. The Article and Section headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 11.11    Entire Agreement. This Agreement, as such term is used throughout, includes the Exhibits and Disclosure Schedules hereto and embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, agreements or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the Parties with respect to such subject matters contained herein.
Section 11.12    Warranty of Authority. Each of the Parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.
Section 11.13    Publicity. All pre-Closing publicity concerning the transactions contemplated by this Agreement and all notices respecting publicity shall be jointly planned, coordinated and released by and among the Parties; provided, however, that nothing herein shall prohibit either Party from making any press release or disclosure as may be required to comply with Applicable Law, regulation or stock market rule provided that the releasing or disclosing Party provides notice to the other of the substance of such release or disclosure in advance thereof.
Section 11.14    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 11.14 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.
Section 11.15    Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any third party other than the Parties hereto and the Indemnified Parties as set forth in Article IV and Article VII any right, remedy or claim under or by reason of this Agreement.
Section 11.16    Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or section of the Disclosure Schedules, such reference shall be to an Article of,

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a Section of, or an Exhibit or section of the Disclosure Schedules to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. In the event of a conflict between this Agreement and any Exhibit hereto, this Agreement shall govern.
Section 11.17    Submission to Jurisdiction. Each Party (i) submits to the exclusive jurisdiction of the state courts of the State of New York in New York County and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the Parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process as required by law, shall be necessary in order to confer jurisdiction upon a party in any such court; and (ii) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that either the Purchaser or Sellers are not subject personally to the jurisdiction of the above-named courts, that the Purchaser’s or Sellers’ property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under Applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which Sellers, the Purchaser or its respective successors or assigns are entitled pursuant to the final judgment of any court having jurisdiction.
Section 11.18    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first written above.
SELLERS:

Harvest Managing Member II LLC

By:	/s/Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer
Harvest Mezzanine II LLC

By:	/s/Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

Signature Pages to the NHI Purchase Agreement
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Bridgecreek Retirement Residence LP
Merced Retirement Residence LP
Roseville Retirement Residence LP
Modesto Retirement Residence LP

By: Harvest General Partner II LLC, Its General Partner

By:	/s/Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

Signature Pages to the NHI Purchase Agreement
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Rogers Retirement Residence LLC
Fort Wayne Retirement Residence LLC
Newberg Retirement Residence LLC
Fort Smith Retirement Residence LLC
Athens Retirement Residence LLC
Kenner Investors II LLC
Columbus Retirement Residence LLC
Savannah Retirement Residence LLC
Westminster Retirement Residence LLC
Voorhees Retirement Residence LLC
Gahanna Retirement Residence LLC

By: Harvest Managing Member II LLC, Its Managing Member

By:	/s/Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

Signature Pages to the NHI Purchase Agreement
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Harvest Bay Park Retirement Residence LLC
Harvest Bedford Retirement Residence LLC
Harvest Camelot Retirement Residence LLC
Harvest Chateau de Boise Retirement Residence II LLC
Harvest Fig Garden Retirement Residence LLC
Harvest Garden Club Retirement Residence LLC
Harvest Kamlu-Vancouver Retirement Residence LLC
Harvest Orchard Park Retirement Residence LLC
Broken Arrow Retirement Residence LLC

By: Harvest Mezzanine II LLC

By:	/s/Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer
[END OF SELLERS’ SIGNATURE PAGES]

Signature Pages to the NHI Purchase Agreement
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PURCHASER:

NHI-REIT OF NEXT HOUSE, LLC

By:	/s/J. Justin Hutchens
Name:	J. Justin Hutchens
Title:	President

[END OF PURCHASER’S SIGNATURE PAGES]

Signature Pages to the NHI Purchase Agreement
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JOINDER BY HARVEST FACILITY HOLDINGS LP:
Harvest Facility Holdings LP (“Sellers’ Guarantor”), hereby joins in the execution of this Agreement and hereby unconditionally guaranties to the Purchaser the full and faithful payment and performance by the Sellers of all of their obligations to the Purchaser under this Agreement. The liability of Sellers’ Guarantor hereunder shall in no way be affected, diminished or released by any extension of time or forbearance that may be granted by the Purchaser to the Sellers or by the acceptance by the Purchaser of additional security for performance of the Agreement or any release, substitution or changes in any such security, or by any modifications, amendments or extensions of the Agreement agreed upon by the Sellers and the Purchaser. The Purchaser, in its sole discretion, may waive or release any provision or provisions of the Agreement as the Purchaser may deem proper or desirable, without any notice to or further assent from Sellers’ Guarantor and without in any manner impairing or affecting this guaranty as to any provision(s) not so waived or released or any of the Sellers’ Guarantor’s obligations hereunder. Sellers’ Guarantor waives all rights and defenses arising out of an election of remedies by the Purchaser, even though that election of remedies has destroyed Sellers’ Guarantor’s rights of subrogation and reimbursement against the Sellers. Sellers’ Guarantor waives all suretyship rights or defenses under applicable law. The Purchaser may enforce this guaranty against the Sellers’ Guarantor without the necessity at any time of resorting to or exhausting any other remedy or any other security or collateral and without the necessity at any time of having recourse to any of its rights or remedies under the Agreement, and without the necessity of proceeding against the Sellers. This is a guaranty of payment and performance and not merely of collection. The obligations of Sellers’ Guarantor hereunder are absolute, primary, unconditional and irrevocable obligations, enforceable by the Purchaser at the Purchaser’s election, simultaneously with or after proceeding against Sellers or without the necessity of any suit or proceedings against the Sellers, and in any event, without the necessity of any notice of non-payment, non-performance or non-observance, or of any notice of acceptance of this guaranty or any other notice or demand to which Sellers’ Guarantor might otherwise be entitled or that may be required to preserve any rights against Sellers’ Guarantor, all of which Sellers’ Guarantor expressly waives.
HARVEST FACILITY HOLDINGS LP

By:	/s/Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

Signature Pages to the NHI Purchase Agreement
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JOINDER BY NATIONAL HEALTH INVESTORS, INC.:
National Health Investors, Inc. (“Purchaser’s Guarantor”), hereby joins in the execution of this Agreement and hereby unconditionally guaranties to the Sellers the full and faithful payment and performance by the Purchaser of all of their obligations to the Sellers under this Agreement. The liability of Purchaser’s Guarantor hereunder shall in no way be affected, diminished or released by any extension of time or forbearance that may be granted by the Sellers to the Purchaser or by the acceptance by the Sellers of additional security for performance of the Agreement or any release, substitution or changes in any such security, or by any modifications, amendments or extensions of the Agreement agreed upon by the Purchaser and the Sellers. The Sellers, in their sole discretion, may waive or release any provision or provisions of the Agreement as the Sellers may deem proper or desirable, without any notice to or further assent from Purchaser’s Guarantor and without in any manner impairing or affecting this guaranty as to any provision(s) not so waived or released or any of the Purchaser’s Guarantor’s obligations hereunder. Purchaser’s Guarantor waives all rights and defenses arising out of an election of remedies by the Sellers, even though that election of remedies has destroyed Purchaser’s Guarantor’s rights of subrogation and reimbursement against the Purchaser. Purchaser’s Guarantor waives all suretyship rights or defenses under applicable law. The Sellers may enforce this guaranty against the Purchaser’s Guarantor without the necessity at any time of resorting to or exhausting any other remedy or any other security or collateral and without the necessity at any time of having recourse to any of its rights or remedies under the Agreement, and without the necessity of proceeding against the Purchaser. This is a guaranty of payment and performance and not merely of collection. The obligations of Purchaser’s Guarantor hereunder are absolute, primary, unconditional and irrevocable obligations, enforceable by the Sellers at the Sellers’ election, simultaneously with or after proceeding against Purchaser or without the necessity of any suit or proceedings against the Purchaser, and in any event, without the necessity of any notice of non-payment, non-performance or non-observance, or of any notice of acceptance of this guaranty or any other notice or demand to which Purchaser’s Guarantor might otherwise be entitled or that may be required to preserve any rights against Purchaser’s Guarantor, all of which Purchaser’s Guarantor expressly waives.
NATIONAL HEALTH INVESTORS, INC.

By:	/s/J. Justin Hutchens
Name:	J. Justin Hutchens
Title:	President

Joinder to the NHI Purchase Agreement
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Schedule 1
Required Approvals

1.
Payment of certain indebtedness payable pursuant to that certain Loan Agreement (as amended, restated, supplemented or modified from time to time), dated as of February 28, 2007, by and among the borrowers identified therein and Citigroup Global Markets Realty Corp. , and Goldman Sachs Commercial Mortgage Capital, L.P., as succeeded by Fannie Mae, in the original principal amount of $1,756,094,352.47.

Joinder to the NHI Purchase Agreement
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